Exhibit 10.52

AGREEMENT OF PURCHASE AND SALE

by and among

Sum Business Holdings, LLC,

a Delaware limited liability company, and

Sum Mezz, LLC,

a Delaware limited liability company

(collectively, “Purchaser”)

and

Wyndham International, Inc.,

a Delaware Corporation (“Wyndham”)

Summerfield Hotel Company, L.P.,

a Kansas limited partnership (“Summerfield”)

the Transferors (as herein defined)

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3.11B	Indebtedness and Certain Other Contracts	24
3.12B	Title to Assets; Encumbrances	24
3.13B	Absence of Excess Parachute Payments	24
3.14B	Transactions with Affiliates	25
3.15B	Accounts Receivable	25
3.16B	Patriot Act	25
3.17B	Franchise Matters	25
3.18B	Violations of Law; Permits	26
3.19B	Labor Matters	27
3.20B	Intellectual Property	27
3.21B	Litigation	27
3.22B	Taxes	27
3.23B	Summerfield Real Estate Companies	28
3.24B	LIMITATION ON TRANSFEROR’S REPRESENTATIONS AND WARRANTIES	29

ARTICLE IV	PURCHASER’S REPRESENTATIONS AND WARRANTIES	30
4.1	Organization and Power	30
4.2	Authorization and Execution	30
4.3	Non-contravention	30
4.4	Litigation	30
4.5	Patriot Act	31
4.6	Securities Law Matters	31

ARTICLE V	INTENTIONALLY OMITTED	32

ARTICLE VI	COVENANTS OF WYNDHAM PARTIES AND PURCHASER	32
6.1	Hotel Employee Claims	32
6.2	Reasonable Inspection of Hotel Books and Records After Closing	33
6.3	National Hotel Contracts	33
6.4	Access to Summerfield Information	33

ARTICLE VII	CLOSING	34
7.1	Closing	34
7.2	Transferor’s Deliveries	35
7.3	Purchaser’s Deliveries	37
7.4	Mutual Deliveries	37
7.5	Closing Costs	38
7.6	Hotel Revenue and Expense Allocations	38
7.7	Safe Deposit Boxes	43
7.8	Inventory of Baggage	43
7.9	Acquisition and Payment for Inventory	44
7.10	Assumption	44
7.11	Escrow Agreement	44

ARTICLE VIII	GENERAL PROVISIONS	44
8.1	Broker	44
8.2	Bulk Sale and Tax Clearance Certificates	45
8.3	Confidentiality	45

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8.4	Liquor Licenses	47
8.5	Owner’s Accounts Receivable	48

ARTICLE IX	DEFAULT; TERMINATION RIGHTS	48
9.1	Costs and Attorneys’ Fees	48
9.2	Limitation of Liability	48
9.3	Other Remedies	48
9.4	Indemnities	50

ARTICLE X	MISCELLANEOUS PROVISIONS	53
10.1	Completeness; Modification	53
10.2	Intentionally Deleted	53
10.3	Successors and Assigns	53
10.4	Days	53
10.5	Governing Law	53
10.6	Counterparts	54
10.7	Severability	54
10.8	Costs	54
10.9	Notices	54
10.10	Intentionally Omitted	55
10.11	Incorporation by Reference	55
10.12	Further Assurances	56
10.13	No Partnership	56
10.14	Time of Essence	56
10.15	Signatory Exculpation	56
10.16	Rules of Construction	56
10.17	No Recording	56
10.18	Facsimile Signatures	56
10.19	Intentionally Omitted	57
10.20	Survival	57
10.21	Guaranteed Obligations	57

iii

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (this “Agreement”) is made as of the December 15, 2004, by and among (1) Sum Business Holdings, LLC, a Delaware limited liability company (“Purchaser No. 1”), (2) Sum Mezz, LLC, a Delaware limited liability company (“Purchaser No. 2”; Purchaser No. 1 and Purchaser No. 2 together with their permitted assigns are hereinafter sometimes collectively referred to as “Purchaser”), (3) Wyndham International, Inc., a Delaware corporation (“Wyndham”), (4) Summerfield Hotel Company, L.P., a Kansas limited partnership which is the owner and operator of the “Summerfield” brand (“Summerfield”), (5) Summerfield Hanover Owner, LLC and S-Seattle, LLC (the respective owners of the Summerfield Suites Hotels at Parsippany-Whippany, New Jersey and at Seattle, Washington (collectively, the “Sale Hotels”)) (collectively, the “Selling Transferors”), and (6) Patriot American Hospitality Partnership, L.P. (“PAHP, LP”), which is the owner of the Summerfield Suites Hotels at the Denver Tech Center in Englewood, Colorado, at the Miami Airport in Miami, Florida, at Morristown, New Jersey and at Waltham, Massachusetts (the “Contributed Hotels”) and which is also the owner of 100% of the membership interests in Summerfield Holding Entity, which owns both the general and limited partner of Summerfield (the Selling Transferors and PAHP, LP are referred to collectively as the “Transferors”).

R E C I T A T I O N S:

A. PAHP, LP is the owner of the Summerfield Holding Entity Interest and desires to sell the Summerfield Holding Entity Interest and each Purchaser desires to purchase a portion of the Summerfield Holding Entity Interest upon the terms and conditions hereinafter set forth.

B. The Selling Transferors are the owners of the Sale Hotels and desire to sell the Sale Hotels and Purchaser No. 2 (or its designee) desires to purchase the Sale Hotels upon the terms and conditions hereinafter set forth.

C. PAHP, LP is the owner of the Contributed Hotels and has agreed to contribute the Contributed Hotels to the Summerfield Real Estate Companies (which will be wholly owned by the Summerfield Holding Entity) at Closing. The membership interests in the Summerfield Real Estate Companies shall then be transferred to Purchaser No. 2 in redemption of Purchaser No. 2’s entire membership interest in the Summerfield Holding Entity as contemplated by the Summerfield Holding Entity Assignment and Redemption Agreement upon the terms and conditions hereinafter set forth and set forth in the Summerfield Holding Entity Assignment and Redemption Agreement.

D. This Agreement encompasses obligations, rights, covenants, representations, warranties, actions and conditions applicable to each of the Wyndham Parties, and it is understood that performance by each of the Wyndham Parties shall be required by Purchaser as set forth herein. However, each Selling Transferor has executed this Agreement only with respect to its separate Sale Hotel as set forth on Schedule 1 attached hereto, and PAHP, LP has executed this Agreement only with respect to its separate Contributed Hotels as set forth on Schedule 9 attached hereto and the Summerfield Holding Entity Interest. For purposes of convenience, references in this Agreement to “Selling Transferor” shall mean each Selling

Transferor acting in its own separate capacity with respect to its own Hotel, regardless of whether a particular referenced document or action may also encompass similar requirements on the part of the other Selling Transferor. For purposes of convenience, references in this Agreement to “Owner” shall mean each Owner of a Hotel acting in its own separate capacity with respect to its own Hotel(s), regardless of whether a particular referenced document or action may also encompass similar requirements on the part of the other Owners. Any obligations, covenants, representations, warranties or actions of “Transferor”, which relate to, for example, “the Hotel”, “the Real Property”, “the Closing Documents”, “the Personal Property”, the “Summerfield Holding Entity Interest”, “the Land”, “the Improvements”, “the Operating Agreements”, “the Occupancy Agreements” or any other real or personal property or rights or interests therein, shall in fact apply, relate and refer only to the items, property or interests which are set forth in the Schedules hereto, owned or leased by, or which are for the benefit of, such individual Selling Transferor or PAHP, LP, as applicable, and not of the other Transferors.

E. For purposes of convenience, references in this Agreement to “Transferee” shall mean each Transferee acting in its own separate capacity with respect to the Hotel(s) it is acquiring, regardless of whether a particular referenced document or action may also encompass similar requirements on the part of the other Transferees.

F. Any reference herein to “Operating Lessee” or “Manager” shall refer and apply to the Operating Lessee or Manager for those Hotels for which there is an Operating Lease or a Management Agreement, respectively, and shall refer and apply to each individual Operating Lessee or Manager with respect to its respective Hotel or Hotels.

NOW, THEREFORE, in consideration of the mutual covenants, promises and undertakings of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, it is agreed:

ARTICLE I

DEFINITIONS

1.1 Definitions. The following terms shall have the indicated meanings:

“Acquisition Target” shall have the meaning ascribed such term in Section 8.3 hereof.

“Advance Deposits” shall mean prepaid room receipts and deposits, prepaid function receipts and deposits and other prepaid reservation receipts and deposits, and unforfeited security deposits together with any interest payable to a tenant thereon held by Owner or Operating Lessee under Occupancy Agreements.

“Advance Bookings” shall mean reservations and agreements made or entered into by PAHP, LP or Selling Transferor, as applicable, and/or their respective Operating Lessee or Manager prior to Closing and to be assumed by Transferee for hotel rooms or meeting rooms to be utilized after Closing, or for catering services or other hotel services to be provided after Closing at or by their respective Hotels.

“Affiliate” of a Person shall mean (i) any other Person that is directly or indirectly (through one or more intermediaries) controlled by, under common control with, or controlling such Person, or (ii) any other Person in which such Person has a direct or indirect equity interest constituting at least a majority interest of the total equity of such other Person. For purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any Person or the power to veto major policy decisions of any Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Summerfield Agreements” shall have the meaning ascribed thereto in Section 3.1B.

“Applicable Laws” shall mean any applicable building, zoning, subdivision, environmental, health, safety or other governmental laws, statutes, ordinances, resolutions, rules, codes, regulations, orders or determinations of any Governmental Authority or of any insurance boards of underwriters (or other body exercising similar functions), or any restrictive covenants or deed restrictions affecting a Hotel or the ownership, operation, use, maintenance or condition thereof or a Summerfield Entity or the Summerfield Holding Entity Interest, as applicable.

“Assignment and Assumption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit E whereby PAHP, LP or Selling Transferor, as applicable, and/or its respective Operating Lessee assigns and Transferee assumes all of its or their right, title and interest in and to the Operating Agreements, the Leased Property Agreements and the Off-Site Facility Agreements with respect to the Hotels.

“Assignment of Occupancy Agreements” shall mean an assignment agreement in substantially the form attached hereto as Exhibit F whereby PAHP, LP or Selling Transferor, as applicable, and/or Operating Lessee assigns and Transferee assumes all of its or their right, title and interest in and to the Occupancy Agreements with respect to the Hotels.

“Assignment of Permits” shall mean one or more assignments of those assignable Authorizations issued in connection with the Hotels in substantially the form attached hereto as Exhibit Q.

“Authorizations” shall mean all licenses (including, without limitation, liquor licenses), permits, authorizations and approvals required by any governmental or quasi-governmental agency, body, department, commission, board, bureau, instrumentality or office, or otherwise required by Applicable Laws or appropriate and/or necessary with respect to the construction, ownership, operation, leasing, maintenance, or use of a Hotel or any part thereof or the operation of any Summerfield Entity.

“Bill of Sale” shall mean a bill of sale in substantially the form attached hereto as Exhibit D whereby PAHP, LP or Selling Transferor, as applicable, and/or Operating Lessee conveys its or their respective right, title and interest in and to the Personal Property (other than Leased Property) to Transferee, together with any Warranties and Guaranties related thereto with respect to the Hotels.

“Closing” shall mean the consummation of the transactions contemplated pursuant to this Agreement and shall be deemed to occur on the Closing Date.

“Closing Date” shall mean December 17, 2004.

“Closing Documents” shall mean the documents defined as such in Section 7.1 hereof.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” shall mean that certain Confidentiality Agreement dated November 15, 2004 by and between Lehman Brothers Real Estate and Wyndham.

“Critical Dates Schedules” shall mean collectively the Critical Dates Schedules prepared by Wyndham and delivered to Purchaser with respect to each of the Hotels set forth on Schedule 24 attached hereto.

“Deed” shall mean each deed in substantially the form attached hereto as Exhibit C conveying title to each Hotel from each Selling Transferor or PAHP, LP to the applicable Transferee.

“Disclosure Schedule” shall mean that certain Disclosure Schedule dated as of the Closing Date prepared by Wyndham, Transferors and Summerfield and delivered to Purchaser on or before the Closing Date which describes certain exceptions to the representations and warranties contained in Article III hereof.

“Employment Agreements” shall mean any written employment agreements between PAHP, LP or Selling Transferor and/or its respective Operating Lessee or Manager or any Affiliate thereof on the one hand and Hotel Employees on the other, including any union or collective bargaining agreement covering Hotel Employees.

“Environment” means soil, land surface or subsurface strata, waters (including, navigable ocean, stream, pond, reservoirs, drainage, basins, wetland, ground, and drinking), sediments, ambient air (including indoor), noise, plant life, animal life, and all other environmental media or natural resources.

“Environmental, Health, and Safety Requirements” means all laws concerning or relating, in material respects, to protection of the Environment.

“Equity Purchase Price” shall mean the allocation of the Purchase Price with respect to the Summerfield Holding Entity Interest, which constitutes an 80.229% interest in the Summerfield Holding Entity, which is agreed to be $67,633,333.00, subject to the adjustments in Section 2.5.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (ERISA).

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with PAH LP, Inc., Summerfield or the Summerfield Holding Entity within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with Summerfield or the Summerfield Holding Company under Section 414(o) of the Code, or is under “common control” with Summerfield or the Summerfield Holding Entity, within the meaning of Section 4001(a)(14) of ERISA.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into at Closing, substantially in the form of Exhibit N attached hereto.

“Executive Employees” shall mean any General Manager, Assistant General Manager, Controller, Director of Human Resources, Resident Manager, Food and Beverage Director, Chief Engineer, Director of Marketing, or any other department head or member of the executive staff of a Hotel.

“FIRPTA Certificate” shall mean the affidavit of each Transferor under Section 1445 of the Internal Revenue Code, as amended, in substantially the form attached hereto as Exhibit G.

“Financial Statements of Hotels” or “Hotel Financial Statements” shall have the meaning ascribed to such terms in Section 2.4(b).

“Financial Statements of Summerfield” or “Summerfield Financial Statements” shall have the meaning ascribed to such terms in Section 2.4(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” shall mean any federal, state, county, municipal or other government or any governmental or quasi-governmental agency, department, commission, board, bureau, office or instrumentality, foreign or domestic, or any of them.

“Hotel Allocation” shall mean the value attributable to each Hotel in the amounts set forth on Schedule 13 attached hereto which shall also include a further allocation among the Real Property, Improvements and the Personal Property associated with each Hotel. The parties agree that this allocation has been arrived at by a process of arm’s-length negotiations, including, without limitation, the parties’ best judgment as to the fair market value of the Hotels, and the parties specifically agree to the allocation as final and binding, and will consistently reflect those allocations on their respective federal, state and local tax returns, including any state, county and other local transfer or sales tax declarations or forms to be filed in connection with this transaction, which obligations shall survive the Closing.

“Hotel Employees” shall mean all employees of the Selling Transferors or PAHP, LP or their respective Operating Lessees, Managers or Affiliates employed at a Hotel rendering services exclusively at a Hotel.

“Hotels” (or individually, a “Hotel”) shall mean the Hotels identified on Schedules 1 and 9 attached hereto, including the Real Property related thereto.

“Improvements” shall mean a Hotel and all other buildings, improvements, and other items of real estate located on the Land associated with such Hotel.

“Insurance Policies” shall mean all policies of insurance maintained by or on behalf of Selling Transferors or PAHP, LP pertaining to a Hotel, its operation, or any part thereof.

“Intangible Personal Property” shall mean, to the extent assignable, Selling Transferor’s or PAHP, LP’s and/or its respective Operating Lessee’s right, title and interest in and to all intangible personal property owned or possessed by such Selling Transferor or PAHP, LP or its respective Operating Lessee and used in connection with the ownership or operation of a Hotel or that relates to the Real Property, including, without limitation, (1) Authorizations, (2) utility and development rights and privileges, general intangibles, business records, plans and specifications and other architectural and engineering drawings pertaining to the Real Property and the Personal Property, (3) any unpaid award for taking by condemnation or any damage to the Land owned by Selling Transferor or PAHP, LP by reason of a change of grade or location of or access to any street or highway, (4) the share of the Rooms Ledger determined under Section 7.6 hereof, (5) Advance Bookings, (6) Warranties and Guaranties; (7) surveys, engineering reports and other technical information relating to the Real Property or Improvements; (8) books and records, promotional material, local telephone exchange numbers, guest and tenant data, sales files and market studies and other materials which are or may be used in connection with the ownership and operation of the Real Property (the “Records”); (9) Advance Deposits; and (10) trade names, trade marks and other identifying material associated with the Real Property (excluding the items set forth in clauses (c), (d) and (e) below) used or owned by the Transferors and/or its respective Operating Lessee, and marketing or promotional materials specific to the Real Property, excluding (a) Transferors or its respective Operating Lessee’s cash on hand, in bank accounts and invested with financial or other institutions, (b) accounts receivable except for the above described share of the Rooms Ledger, (c) any rights to the name “Summerfield,” “Summerfield Suites” or any derivative thereof; (d) any rights to the name “Wyndham International,” “Wyndham” or any derivative thereof; or (e) any rights to the names Patriot American Hospitality, Inc., Patriot American Hospitality Partnership, L.P., Wyndham International, Inc., or Wyndham International Operating Partnership, L.P., or of any subsidiaries thereof or any derivatives thereof, in each case, including all rights, trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications using or including such names. Notwithstanding the foregoing, Owner and Wyndham are retaining the right to use the customer lists and customer information of Wyndham, Owner, Operating Lessee, Manager and their respective Affiliates in connection with other properties owned and/or managed by Wyndham, Owner and their respective Affiliates.

“Intellectual Property” means any rights relating to trademarks, trademark registrations, trademark applications, copyrights, copyright registrations and copyright applications, designs, logos, trade secrets and any other type of proprietary information.

“Inventory” shall mean all of Transferor’s or Operating Lessee’s right, title and interest in and to all inventories of food and beverage in opened or unopened cases and all in-use or reserve stock of linens, towels, paper goods, soaps, cleaning supplies and the like with respect to a Hotel including but not limited to (i) to the extent transferable pursuant to Applicable Law all food and beverage (alcoholic and non-alcoholic inventory), including any such items as may be owned by any holder of the liquor license which is an Affiliate of Transferor or any Operating Lessee; (ii) towels, washcloths, mattresses, pillows, linens and bedding; and (iii) napkins and tablecloths.

“Land” shall mean those certain parcels of real estate relating to each Hotel more particularly described on Exhibits A-1 through A-6 attached hereto, together with all rights, titles, benefits, easements, privileges, remainders, tenements, hereditaments, interests, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of Selling Transferor or PAHP, LP therein, in and to adjacent strips and gores, if any, between each parcel of the Land and abutting properties, and in and to adjacent streets, highways, roads, alleys or rights-of-way, and the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired.

“Leased Property” shall mean all leased items of Tangible Personal Property, including without limitation, items subject to any capital lease, operating lease, financing lease, or any similar agreement.

“Leased Property Agreements” shall mean the lease agreements pertaining to the Leased Property.

“Lehman Brothers Real Estate” shall mean Lehman Real Estate Partners, L.P., a Delaware limited partnership.

“Management Agreement” shall mean the management agreement (as distinguished from the License), if any, for a Hotel.

“Manager” shall mean the manager, if any, under the Management Agreement for a Hotel.

“Material Adverse Effect” shall mean any circumstance or event which reasonably would be expected to have a material and adverse effect on the business, results of operations, or value of a Hotel, the Hotels taken as a whole or of the Summerfield Entities taken as a whole, as applicable.

“Miami Right of First Refusal” shall mean the right of first refusal set forth in Article X of that certain Second Amendment to Declaration of Covenants, Conditions, Restrictions and Limitations of The Blue Lagoon Corporate Center recorded January 8, 1991 in the Official Records Book 14850, Page 624.

“Miami Summerfield” shall mean the Summerfield Hotel located in Miami, Florida on the land legally described on Exhibit A-2 attached hereto.

“Monetary Encumbrance Release” shall mean with respect to each Monetary Title Encumbrance at Closing Transferor either (i) paying and discharging, (ii) bonding against in a manner legally sufficient to cause to be released, or (iii) indemnifying or escrowing money with or otherwise causing the Title Company to insure over, such Monetary Title Encumbrance.

“Monetary Title Encumbrances” shall mean any title encumbrances affecting the Summerfield Holding Entity Interest, the Summerfield Real Estate Companies or the Hotels which are comprised of (i) delinquent taxes or mortgages, deeds of trust, security agreements, or other similar liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Transferor or its respective Operating Lessee or any other Wyndham Party or (ii) judgment liens or construction, mechanics, materialmen’s or other similar liens or charges arising by operation of law, which judgments or other such liens or charges are liquidated in amount and which encumbers only such Summerfield Interests, Summerfield Real Estate Companies and Contributed Hotels. Monetary Title Encumbrance shall not include any Leased Property Agreement.

“National Contracts” shall mean those certain Operating Agreements, Off-Site Facility Agreements, Occupancy Agreements or Leased Property Agreements that apply to a Hotel and also other hotels owned or managed by Wyndham or its Affiliates.

“Occupancy Agreements” shall mean all leases, concession or other occupancy agreements in effect with respect to a Hotel under which any Persons (other than Hotel guests and Operating Lessee) or concessionaires occupy space upon such Hotel.

“Off-Site Facility Agreements” shall mean any leases, contracts and agreements, if any, pertaining to use of facilities not located at a Hotel but which are required and presently used for the operation of such Hotel including, without limitation, use agreements for local golf courses, and parking or garage contracts or leases.

“Operating Agreements” shall mean all service, supply, maintenance, construction, capital improvement and other contracts in effect with respect to a Hotel (other than the Occupancy Agreements, Leased Property Agreements, Management Agreement, Off-Site Facility Agreements and the Employment Agreements) related to construction, operation, or maintenance of such Hotel.

“Operating Leases” (or each, an “Operating Lease”) shall mean all operating leases by and between a Transferor and its Operating Lessee for the Hotels, which Operating Leases are set forth on Schedule 4 attached hereto.

“Operating Lessees” (or individually, an “Operating Lessee”) shall mean all operating lessees under the Operating Leases, as indicated on Schedule 4 attached hereto.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Owner Parties” shall have the meaning ascribed thereto in Section 3.4A.

“Owners” (or individually, an “Owner”) shall mean the Selling Transferors described on Schedule 1 attached hereto with respect to the Sale Hotels and PAHP, LP with respect to the four Contributed Hotels.

“Owner’s Title Policy” shall mean an owner’s policy of title insurance for each Hotel issued to Transferee by the Title Company, pursuant to which the Title Company insures Transferee’s ownership of fee simple title to the Real Property, subject only to Permitted Title Exceptions, in the amount of the Hotel Allocation for the Hotels (or the Hotel Allocation for the Hotel or Hotels covered by such Owner’s Title Policy if more then one policy is required by Applicable Law) and shall be in the form customarily used for like transactions in the state where the Land is located.

“PAHP, LP” shall mean Patriot American Hospitality Partnership, L.P., a Virginia limited partnership.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Person” shall mean an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

“Permitted Title Exceptions” shall mean those exceptions to title to the Real Property listed on Schedule 5.

“Personal Property” shall mean collectively the Tangible Personal Property and the Intangible Personal Property.

“Purchaser Knowledge Parties” shall have the meaning ascribed thereto in Article IV.

“Purchase Price” shall mean $104,333,333.00 payable in the manner described in Section 2.2 hereof.

“Purchase Price Allocation” shall mean the portion of the Purchase Price payable to each Selling Transferor and PAHP, LP in the amounts set forth on Schedule 6 attached hereto.

“Purchaser Operating Lessees” shall mean Denver Sum Lessee LLC, Miami Sum Lessee LLC, Morristown Sum Lessee LLC, Waltham Sum Lessee LLC, Seattle Sum Lessee LLC and Whippany Sum Lessee LLC, each being a Delaware limited liability company.

“Purchaser Parties” shall mean Purchaser and its agents, contractors, auditors, engineers, attorneys, employees, consultants, other representatives, Purchaser Operating Lessees, partners and lenders.

“Real Property” shall mean the Land and the Improvements with respect to a Hotel.

“Replacement Franchise Agreements” (or individually, a “Replacement Franchise Agreement”) shall mean those certain Franchise Agreements between Summerfield and each Transferee for each of the Hotels substantially in the form of Exhibit H attached hereto.

“Replacement Management Agreements” (or individually, a “Replacement Management Agreement”) shall mean those certain Management Agreements between Summerfield, as manager and each Transferee for each Hotel substantially in the form of Exhibit I attached hereto.

“Representatives” shall have the meaning ascribed to such term in Section 8.3 hereof.

“Rooms Ledger” shall mean the final night’s room revenue for a Hotel (revenue from rooms occupied as of 12:01 a.m. on the Closing Date, exclusive of food, beverage, telephone and similar charges charged or incurred as of such time which shall be retained by Transferor), including any sales taxes, room taxes or other taxes thereon.

“Selling Transferors” (or individually, a “Selling Transferor”) shall mean each of the Transferors described on Schedule 1 attached hereto.

“Services Agreements” (or individually, a “Services Agreement”) shall mean those certain Services Agreements between an Affiliate of Wyndham, Summerfield and each Transferee with respect to each Hotel, substantially in the form of Exhibit J attached hereto.

“SFMB” shall mean SFMB, Inc., a Delaware corporation.

“Submission Matters” shall have the definition ascribed to such term in Section 2.4(b) hereof.

“Summerfield” shall mean Summerfield Hotel Company, L.P., a Delaware limited partnership.

“Summerfield Entities” shall mean, collectively, Summerfield, Summerfield LP, Summerfield GP and Summerfield Holding Entity. As used herein, Summerfield Entities shall exclude the Summerfield Real Estate Companies.

“Summerfield GP” shall mean PAH – Summerfield, LLC, a Delaware limited liability company, the general partner of Summerfield.

“Summerfield Holding Entity” shall mean Summerfield Hotel Holding Company, LLC, a Delaware limited liability company, the 100% owner of both (i) Summerfield GP and (ii) Summerfield LP.

“Summerfield Holding Entity Assignment and Redemption Agreement” shall mean an assignment and assumption agreement in substantially the form attached hereto as Exhibit B.

“Summerfield Holding Entity Interest” shall mean with respect to Purchaser No. 1, a limited liability company interest in the Summerfield Holding Entity represented by a deemed capital contribution of $8,333,333 in accordance with Section 4.1(a) of the Summerfield Holding Limited Liability Company Agreement, which currently represents a 9.885% of the Capital Contributions (as defined in the Summerfield Holding Limited Liability Company Agreement) and with respect to Purchaser No. 2, a limited liability company interest in the Summerfield Holding Entity represented by a deemed capital contribution of $59,300,000.00 in accordance with Section 4.1(a) of the Summerfield Holding Limited Liability Company Agreement, which currently represents a 70.344% of the Capital Contributions (as defined in the Summerfield Holding Limited Liability Company Agreement).

“Summerfield Holding Limited Liability Company Agreement” shall mean the amended and restated limited liability company agreement of the Summerfield Holding Entity to be entered into at Closing between PAHP, LP and Purchaser substantially in the form of Exhibit K attached hereto.

“Summerfield Interests” (or individually, a “Summerfield Interest”) shall mean the two Hotels owned by the Selling Transferors to be sold to Purchaser No. 2 and the Summerfield Holding Entity Interest owned by PAHP, LP to be sold to both Purchasers.

“Summerfield License Agreements” (or individually, a “License Agreement”) shall mean the license or franchise agreements to which Summerfield is a party, which agreements are described on Schedule 3 attached hereto.

“Summerfield LP” shall mean SHCLP, L.L.C., a Delaware limited liability company, the limited partner of Summerfield.

“Summerfield Partnership Agreement” shall mean that certain Amended and Restated Agreement of Limited Partnership of Summerfield to be executed by Summerfield GP and Summerfield LP at Closing, substantially in the form of Exhibit L attached hereto.

“Summerfield Real Estate Companies” shall mean collectively Summerfield Real Estate Company No. 1, Summerfield Real Estate Company No. 2, Summerfield Real Estate Company No. 3 and Summerfield Real Estate Company No. 4.

“Summerfield Real Estate Company No. 1” shall mean Denver Summerfield Owners, LLC, a Delaware limited liability company, and a wholly owned subsidiary of Summerfield Holding Entity.

“Summerfield Real Estate Company No. 2” shall mean Miami Summerfield Owners, LLC, a Delaware limited liability company, and a wholly owned subsidiary of Summerfield Holding Entity.

“Summerfield Real Estate Company No. 3” shall mean Morristown Summerfield Owners, LLC, a Delaware limited liability company, and a wholly owned subsidiary of Summerfield Holding Entity.

“Summerfield Real Estate Company No. 4” shall mean Waltham Summerfield Owners, LLC, a Delaware limited liability company, and a wholly owned subsidiary of Summerfield Holding Entity.

“Surveys” (or individually, a “Survey”) shall mean surveys of the Real Property delivered by Wyndham to Purchaser.

“Tangible Personal Property” shall mean the items of tangible personal property consisting of all furniture, fixtures, equipment, machinery, vehicles, Inventory and other tangible personal property of every kind and nature (which does not include cash-on-hand and petty cash funds), including without limitation, (i) merchandise, supplies, inventory and other items used for the operation and maintenance of guest rooms, guest services, restaurants, lounges, swimming pools, health clubs and spa, and other common areas and recreational areas located within or relating to the Improvements, (ii) inventory maintained in any gift shop or other retail store located on the Real Property operated by Transferor or Operating Lessee, (iii) office supplies and stationery; (iv) advertising and promotional materials; (v) cleaning, paper and other supplies; (vi) upholstery material, carpets, rugs, furniture; (vii) engineers’ supplies, paint and painter’s supplies; (viii) employee uniforms; and (ix) cleaning and maintenance equipment and supplies for pools, common areas and recreational areas, located at a Hotel and owned or leased by Transferor or its respective Operating Lessee, including, without limitation, Transferor’s or such Operating Lessee’s interest as lessee with respect to any such leased Tangible Personal Property.

“Tax” means any federal, state, local, or foreign income, gross receipts, payroll, employment, excise, ad valorem, duties, franchise, profits, withholding, social security, sales, use, transfer, value added, alternative or add-on minimum, estimated, tax, including any interest, penalty, or addition thereto.

“Title Company” shall mean Lawyers Title Insurance Corporation, 655 Third Avenue, New York, New York 10017, Attention: Michael T. Bebon, or other title insurance underwriter reasonably acceptable to Purchaser and Transferor.

“Transferees” (or individually, a “Transferee”) shall mean (x) a Summerfield Real Estate Company with respect to each of the Contributed Hotels and (y) Purchaser No. 2 or an Assignee of Purchaser No. 2 with respect to each of the Sale Hotels.

“Waiver” shall mean a written document executed by the holder of the Right of First Refusal in a form reasonably acceptable to Purchaser that the Miami Right of First Refusal has been waived or other evidence reasonably acceptable to Purchaser that such right has been deemed waived or has expired or is no longer in effect.

“Warranties and Guaranties” shall mean any subsisting and assignable warranties and guaranties relating to the Improvements or the Tangible Personal Property or any part thereof.

“Wyndham” shall mean Wyndham International, Inc.

“Wyndham Parties” shall mean collectively Wyndham, Transferors and Summerfield. As used herein, Wyndham Parties, shall not include the Summerfield Real Estate Companies.

“Yassky Settlement Agreement” shall have the meaning ascribed thereto on Schedule 10.

ARTICLE II

PURCHASE AND SALE; DEPOSIT; PAYMENT OF

PURCHASE PRICE

2.1 Purchase and Sale. Transferors agree to sell the Summerfield Holding Entity Interest and the Sale Hotels, as applicable, and (i) each Purchaser agrees to purchase its portion of the Summerfield Holding Entity Interest as set forth in the definition thereof for the applicable Purchase Price Allocation related thereto, and (ii) Purchaser No. 2 (or its designee) agrees to purchase the Sale Hotels, for the applicable Purchase Price Allocation related thereto and in accordance with and subject to the other terms and conditions set forth herein. PAHP, LP and each Purchaser agree to cause the Summerfield Holding Entity to transfer (immediately after the sale described in the preceding sentence) its membership interests in the Summerfield Real Estate Companies to Purchaser No. 2 in redemption of Purchaser No. 2’s entire membership interest in the Summerfield Holding Entity as more fully described in the Summerfield Holding Entity Assignment and Redemption Agreement and in accordance with and subject to the other terms and conditions set forth herein and in the Summerfield Holding Entity Assignment and Redemption Agreement.

2.2 Payment of Purchase Price. The Purchase Price Allocation, as adjusted in the manner specified in Article VII and as set forth below, shall be paid to each Transferor (or other party designated by such Transferor) at Closing by making a wire transfer of immediately available federal funds to the account of Transferor (or other party designated by Transferor). Such wire transfer shall be sent by Purchaser to the Title Company for the account of Transferor no later than 12:00 p.m. Dallas, Texas time on the Closing Date.

2.3 Intentionally Omitted.

2.4 Submission Matters.

(a) Intentionally omitted.

(b) To the extent in Owners’ or their respective Operating Lessee’s or Manager’s possession, Owners have delivered the following to Purchaser at Wyndham’s expense to the extent they relate to a Hotel:

(1) Copies of all Occupancy Agreements in effect as of the date of this Agreement.

(2) Copies of all Authorizations including, without limitation, all certificates of occupancy, permits, authorizations, approvals, liquor licenses, liquor license applications and licenses issued by Governmental Authorities having jurisdiction over a Hotel and copies of all certificates issued by the local board of fire underwriters (or other body exercising similar functions) relating to a Hotel.

(3) Information on Advance Bookings for a Hotel.

(4) Copies of all Operating Agreements (including, without limitation, national contracts such as On Command and World Cinema), Leased Property Agreements and Off-Site Facility Agreements.

(5) Copies of all Employment Agreements.

(6) Copies of those financial and operating statements for the Hotels described on Schedule 14 attached hereto (the “Hotel Financial Statements”).

(7) Copies of the operating and capital expenditure budget for a Hotel for the shorter of (x) the current calendar year and for the previous three (3) calendar years, and (y) the period Owner has owned a Hotel.

(8) Copies of all Warranties and Guaranties.

(9) Copies of any soil tests or other environmental tests, audits or reports related to a Hotel prepared by third parties for Owner or Operating Lessee.

(10) Copies of any parking, structural, mechanical or other engineering reports prepared by third parties for Owner or Operating Lessee related to a Hotel.

(11) Copies of Owner’s most recent title insurance policy and survey covering the Real Property.

(12) Copies of certificates or other evidence of insurance with respect to each Hotel.

(13) Such other information as Purchaser reasonably requested or was otherwise provided to Purchaser in connection with its due diligence investigation of the Hotels, to the extent in the possession or control of any Transferor, Operating Lessee or Manager which were not subject to the attorney-client privilege and could be delivered without breaching any obligations to a third party.

In addition, to the extent in Wyndham’s or PAHP, LP’s or their respective Affiliates’ possession, Wyndham, PAH LP, Inc. or PAHP, LP (or their respective Affiliates) have delivered at their sole cost and expense the following to Purchaser:

(1) Copies of the Organizational Documents of each Summerfield Entity and the Summerfield Real Estate Companies.

(2) Copies of all Summerfield License Agreements.

(3) Copies of all trademark registrations, trademark applications, copyright registrations and copyright applications of Summerfield.

(4) Information reasonably requested by Purchaser regarding equity interests or equity investments held, directly or indirectly, by Summerfield Holding Entity in any corporation, partnership, association or other entity.

(5) Information reasonably requested by Purchaser regarding the equity interests of Summerfield Holding Entity.

(6) Copies of those certain financial statements for the Summerfield Entities described on Schedule 15 attached hereto (the “Summerfield Financial Statements”).

(7) Copies of agreements of any Summerfield Entity evidencing indebtedness for borrowed money.

(8) Copies of other agreements and other information reasonably requested by Purchaser or were otherwise provided to Purchaser by any Summerfield Entity, Wyndham, PAH LP, Inc. or PAHP, LP, to the extent in the possession or control of any Summerfield Entity, Wyndham, PAH LP, Inc. or PAHP, LP which were not subject to the attorney-client privilege and could be delivered without breaching any obligations to a third party.

All of the foregoing delivery items are sometimes hereinafter collectively referred to as the “Submission Matters”.

(c) Intentionally omitted.

(d) Intentionally omitted.

2.5 Adjustments to Equity Purchase Price. PAHP, LP shall be entitled to accounts receivables of the Summerfield Entities to the extent attributable to periods prior to the Closing Date and PAHP, LP shall assume and pay accounts payable of the Summerfield Entities to the extent and only to the extent attributable to periods prior to Closing. Notwithstanding anything herein to the contrary, Wyndham shall retain all rights to payment of sums due pursuant to that certain Compromise and Settlement Agreement dated as of February 19, 2004 by and between Summerfield and LEFTA Associates and that certain Escrow Agreement dated as of February 19, 2004 by and among Summerfield, Chicago Title Insurance Company and LEFTA Associates (the “LEFTA Settlement Documents”), copies of which were provided to Purchaser by Owner prior the Closing Date subject to the terms of the Confidentiality Agreement. The Summerfield Entities shall hold any funds received by them as payment of accounts receivable that are attributable to periods prior to Closing or that are made pursuant to the LEFTA Settlement Documents in trust, if the Summerfield Entities actually collect any such amounts, and shall pay the monies collected in respect thereof to PAHP, LP at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. The Summerfield Entities shall use commercially reasonable efforts to collect accounts receivables that are attributable to periods prior to Closing or that are to be made pursuant to the LEFTA

Settlement Documents. PAHP, LP shall cause to be terminated at Closing all accounts receivables and accrued liabilities of the Summerfield Entities that are payable to Affiliates of Wyndham. The provisions of this Section 2.5 shall survive Closing.

ARTICLE III-A

HOTEL AND TRANSFEROR REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Summerfield Interests, and to pay the Purchase Price therefor, each of Wyndham (jointly and severally with Owners), and Owners (severally), except for and subject to the matters described on the Disclosure Schedule, hereby makes the following representations and warranties for the benefit of the Transferees and Purchaser Operating Lessees:

3.1A Organization and Power. Each of Wyndham, each of the Owners and each of the Summerfield Real Estate Companies is or shall be as of Closing duly organized, validly existing and in good standing under the laws of the state of its organization and has or will have as of Closing all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of Wyndham, Owners and the Summerfield Real Estate Companies hereunder.

3.2A Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Wyndham and Owners, has been duly executed and delivered by Wyndham and Owners, constitutes the valid and binding agreement of Wyndham and Owners and is enforceable in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors, and general principles of equity. Each person executing this Agreement on behalf of Wyndham and Owners has the authority to do so.

3.3A Non-contravention. Subject to any consent to the assignment of any particular Operating Agreement, Authorizations, Occupancy Agreement, Leased Property Agreement or Off-site Facility Agreement required by the terms thereof or by Applicable Law and to each Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, the execution and delivery of, and the performance by each Owner of its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, any of such Owner’s organizational documents, or any judgment, injunction, order, decree binding upon such Owner, or result in the creation of any lien or other encumbrance on any asset of such Owner other than (i) approvals required pursuant to a Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing; and (ii) such other consents as are required under Authorizations, rules and regulations of liquor license authorities, Operating Agreements, Occupancy Agreements, Off-Site Facility Agreements and Leased Property Agreements.

3.4A No Special Taxes. To Wyndham’s or Owners’ knowledge: None of Owners, Operating Lessee or Manager or their respective Affiliates (individually and collectively “Owner Parties” ) has received any written notice of any proposed special taxes or assessments relating to a Hotel or any part thereof or any planned public improvements that will result in a special tax or assessment against such Hotel.

3.5A Compliance with Existing Laws. To Wyndham’s or Owners’ knowledge: Owner Parties have not received from any Person written notice within the past three (3) years of any violation of any provision of Applicable Laws, including, but not limited to, those of environmental agencies, with respect to the ownership, operation, use, maintenance or condition of the Hotels which violation has not been remedied.

3.6A Management Agreements/Operating Agreements; National Contracts. (a) There are no management, service, supply, maintenance contracts or agreements pertaining to facilities not located at the Hotels but which are required and presently used for the operation of the Hotels (including without limitation use agreements for golf courses, and parking or garage contracts or leases), which in any such case will bind Purchaser, the Summerfield Real Estate Companies or the Hotels after the date of Closing, other than the Services Agreements, the Replacement Management Agreements and the Replacement Franchise Agreements to be entered into at Closing, the Off-Site Facility Agreements described in Schedule 20 attached hereto and/or any other agreements the counterparty and the expense or revenue of which is specifically identified in a line item of any of the Hotel Financial Statements and/or the Critical Dates Schedules. There are no lease agreements for the lease of Personal Property (whether a capital lease, operating lease, financing lease or similar agreement) which in any such case will bind Purchaser, the Summerfield Real Estate Companies or the Hotels (or any portion thereof) after the date of Closing, other than the Leased Property Agreements described in Schedule 11 attached hereto and/or any other agreements the counterparty and the expense or revenue of which is specifically identified in a line item of any of the Hotel Financial Statements and/or in the Critical Dates Schedules. There are no service, supply, maintenance, capital improvement or other contracts in effect with respect to the Hotels related to construction, operation or maintenance of the Hotels other than Occupancy Agreements, Leased Property Agreements, and Off-Site Facility Agreement disclosed hereby, the agreements described on Schedule 19 and/or any other agreements the counterparty and the expense or revenue of which is specifically identified in a line item of any of the Hotel Financial Statements and/or in the Critical Dates Schedules.

(b) To Wyndham’s or Owner’s knowledge: All parties to Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements have performed all of their obligations thereunder in all material respects, and are not in default thereunder in any material respect. Owner Parties have received no written notice of any intention by any of the parties to any of the Operating Agreements, Leased Property Agreements or Off-Site Facility Agreements to cancel the same, nor have Owner Parties canceled any of same. All of the Operating Agreements, Occupancy Agreements, Leased Property Agreements and Off-Site Facility Agreements are valid, binding and enforceable and in full force and effect.

(c) To Wyndham’s or Owner’s knowledge: There are no Operating Agreements, Occupancy Agreements, Off Site Facility Agreements or Leased Property Agreements that constitute National Contracts which in any such case will bind Purchaser, the Summerfield Real Estate Companies or the Hotels (or any portion thereof) after the date of Closing or which Purchaser will be required to enter into after the date of Closing, other than the agreements described in Schedule 16 attached hereto.

(d) Other than the Occupancy Agreements described in Schedule 12, the Leased Property Agreements described in Schedule 11, the Off-Site Facility Agreements described in Schedule 20, the Operating Agreements described in Schedule 19, the National Contracts described in Schedule 16, any other agreements the counterparty and the expense or revenue of which is specifically identified in a line item of any of the Hotel Financial Statements and/or in the Critical Dates Schedules, the Permitted Exceptions and/or agreements contemplated to be entered into at Closing, no agreement, commitment or undertaking entered into by any Owner Party prior to Closing will bind Purchaser, the Summerfield Real Estate Companies or the Hotels subsequent to the Closing.

3.7A Insurance. To Wyndham’s or Owners’ knowledge: All of Owner’s Insurance Policies are valid and in full force and effect and Owner has not received any written notice that it has failed to comply with any material requirements thereof.

3.8A Condemnation Proceedings; Roadways. To Wyndham’s or Owners’ knowledge: Owner Parties have received no written notice of any condemnation or eminent domain proceeding pending or threatened against the Hotels or any part thereof.

3.9A Actions or Proceedings. To Wyndham’s or Owners’ knowledge: Wyndham and Owner Parties have received no written notice of any suit or proceeding pending in any court, before any arbitrator, or before or by any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement, or any agreement or instrument to be delivered pursuant to this Agreement, (b) would have a Material Adverse Effect on any Hotel, or (c) would create a lien on any Hotel, any part thereof or any interest therein which would not be covered by a Monetary Encumbrance Release at Closing.

3.10A Labor and Employment. Neither Owner nor Operating Lessee is a party to any written Employment Agreements with respect to a Hotel.

3.11A Financial Information. The Hotel Financial Statements provided to Purchaser with respect to a Hotel by Owner are correct and complete in all material respects and present fairly in all material respects the financial condition and results of operations of the Hotel for the periods indicated. To Wyndham’s or Owner’s knowledge, subject to seasonal differences, since November 30, 2004, each of the Hotels has in all material respects been operated in the ordinary course and consistent with past practice. To Wyndham’s or Owner’s knowledge, since November 30, 2004:

(a) Owner or Operating Lessee, as applicable, has operated and maintained its Hotel in substantially the same manner in which it operated and maintained such Hotel prior to the date of the last Hotel Financial Statements, including maintaining Inventory levels consistent with past practices.

(b) Owner or Operating Lessee, as applicable, has maintained its books of account and records in the usual, regular and ordinary manner, in accordance with the Uniform System of Accounts for the Lodging Industry and consistent with past practices.

(c) Owner or Operating Lessee has paid (subject to legal rights of appeal and protest) prior to delinquency all ad valorem, occupancy and sales taxes due and payable with respect to the operation of a Hotel.

(d) Owner or Operating Lessee, as applicable, has continued to take guest room reservations and to book functions and meetings and otherwise to promote the business of a Hotel in generally the same manner as it did prior to the date of the last Hotel Financial Statements; and all advance room bookings and reservations and all meetings and function bookings have been booked at rates, prices and charges charged by Owner or Owner’s Operating Lessee for such purposes in the ordinary course of business consistent with past practices.

(e) Owner or Operating Lessee, as applicable, have refrained from removing or causing or permitting to be removed any part or portion of the Tangible Personal Property owned by Owner or Operating Lessee, except in the ordinary course of business.

To Wyndham’s and Owner’s knowledge, since November 30, 2004 there has been no change or event which would have a Material Adverse Effect on any Hotel.

3.12A Occupancy Agreements. (a) There are no written leases, concession or other occupancy agreements in effect with respect to the Hotels under which any Persons (other than Hotel guests and patrons, vendors under Operating Agreements and any Operating Lessee) occupy space at the Hotels which in any such case will bind Purchaser, the Summerfield Real Estate Companies or the Hotels (or any portion thereof) after the date of Closing, other than the Occupancy Agreements described in Schedule 12 attached hereto or agreements the expense or revenue of which is identified in a line item of any of the Hotel Financial Statements. To Wyndham’s or Owner’s knowledge: Except for those consents described on Schedule 17, no consent is required under any Occupancy Agreement to the execution and delivery of and the performance of each Owner of its obligations under this Agreement.

(b) To Wyndham’s or Owners’ knowledge: Except as provided in the Occupancy Agreements, no tenant or concessionaire is entitled to any rebates, allowances, free rent or rent abatement for any period after the Closing of the transaction contemplated hereby. No Owner Party has received written notice of any intention by any of the parties to any Occupancy Agreement to cancel the same, nor has any Owner Party canceled any of same. To the extent that any of the Occupancy Agreements call for security, such security remains on deposit with Owner or Operating Lessee, and has not been applied towards any payment due under said Occupancy Agreements. Owner or Operating Lessee has not received any advance rent or advance compensation under any of said Occupancy Agreements in excess of one month. No party is in default under any Occupancy Agreement in any material respect. Each Owner Party has performed in all material respects all material obligations required of it under all of the Occupancy Agreements and there remain no unfulfilled material obligations of any Owner Party under any Occupancy Agreement. No tenant has given written notice to any Owner Party of its intention to institute litigation with respect to any Occupancy Agreement. (A monetary default under an Occupancy Agreement shall not be deemed material unless it is more than thirty (30) days past due.)

3.13A Americans With Disabilities Act. To Wyndham’s or Owners’ knowledge: Owner Parties have not received any written notice from any Governmental Authority that a Hotel is not in compliance with the Americans With Disabilities Act.

3.14A No Commitments. To the knowledge of Wyndham or Owners: no material commitments have been made by Owner Parties to any Governmental Authority, utility company, school board, church or other religious body, or any homeowners’ association or any other organization, group or individual, relating to a Hotel which would impose an obligation upon Purchaser to make any contribution or dedication of money or land or to construct, install or maintain any improvements of a public or private nature on or off such Hotel.

3.15A Transferor Is Not a “Foreign Person”. Transferor is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code, as amended (i.e., Transferor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person as those terms are defined in the Internal Revenue Code and regulations promulgated thereunder).

3.16A Receivables. To Wyndham’s or Owner’s knowledge: The accounts receivable of the Hotels result from bona fide sales made by each Hotel, in the ordinary course of business.

3.17A Submission Matters. To Wyndham’s and Owners’ knowledge, the Submission Matters have been delivered or made available to Purchaser in accordance with the requirements of Section 2.4(b) in all material respects and are in all material respects true, correct and complete copies thereof in Wyndham’s or Owner Parties’ possession.

3.18A Title to Tangible Personal Property. To the knowledge of Wyndham and Owner, Owner has good title to the Tangible Personal Property (other than Leased Property), subject at Closing only to the Permitted Title Exceptions and Monetary Title Encumbrances to be covered by a Monetary Encumbrance Release at Closing.

3.19A Rights of First Refusal. To the knowledge of Wyndham and Owner, except for the Miami Right of First Refusal, no Person has any right of first offer or refusal or other right to acquire all or substantially all of any Hotel.

3.20A Patriot Act. Neither Wyndham nor any Owner is a person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

Each of the representations and warranties contained in this Article III-A and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Article IX hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Article IX.

The term “to Wyndham’s or Owner’s knowledge”, “to Wyndham’s knowledge”, “to “Owner’s knowledge”, “to Wyndham’s knowledge” or phrases of similar import as used in this

Article III-A, shall mean the then actual current conscious knowledge of Judy Hendrick, Executive Vice-President of Wyndham; Phil Gosch, Senior Vice-President of Wyndham; Greg Moundas, Vice President of Wyndham; Duane Elledge, Senior Vice President of Wyndham; Jay Litt, Senior Vice President of Wyndham; and Jamie Walters, Senior Vice President of Wyndham, without any duty of investigation or inquiry. Wyndham acknowledges that, although not obligated hereunder to do so, questionnaires concerning the warranties and representations contained in this Article III-A were distributed to the general managers for the Hotels for their review and comment and subsequently reviewed by one or more of the foregoing. Neither such general managers nor the individuals named in this paragraph shall not have any personal liability for any inaccuracy in any of the warranties and representations contained in this Agreement.

ARTICLE III-B

SUMMERFIELD ENTITY REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Summerfield Holding Entity Interest, and to pay the Equity Purchase Price therefor, Wyndham (jointly and severally with Summerfield), Summerfield and PAHP, LP (severally), except for and subject to the matters described on the Disclosure Schedule, hereby makes the following representations and warranties for the benefit of each Purchaser:

3.1B Organization and Power. Each of the Summerfield Entities is or as of the Closing Date will be duly organized, validly existing and in good standing under the laws of the state of its organization and has or will have as of the Closing Date all requisite power and authority to enter into and perform its obligations hereunder and under any document or instrument required to be executed and delivered on behalf of a Summerfield Entity in connection with the Closing (the “Ancillary Summerfield Agreements”).

3.2B Authorization and Execution. This Agreement and each Ancillary Summerfield Agreement, has been duly authorized by all necessary action on the part of the applicable Summerfield Entity, has been duly executed and delivered by the applicable Summerfield Entity, constitutes the valid and binding agreement of the Summerfield Entities and are enforceable in accordance with their terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors, and general principles of equity.

3.3B Subsidiaries. At Closing, the only direct or indirect subsidiaries of the Summerfield Holding Entity will be those listed on Exhibit O attached hereto. Except for the entities listed on Exhibit O attached hereto, each such entity listed on Exhibit O will not hold at Closing, directly or indirectly, any equity interest or equity investment in any corporation, partnership, association or other entity. All of the issued and outstanding shares of capital stock of or other equity interests in each such entity listed in Exhibit O attached hereto at Closing will have been validly issued, fully paid and nonassessable, will at Closing be owned, directly or indirectly, by the Summerfield Holding Entity free and clear of any pledges, liens, claims, encumbrances, security interests, charges and options of any nature whatsoever (other than the Monetary Title Encumbrances to be covered by a Monetary Encumbrance Release at Closing) (with the exclusion of such Monetary Title Encumbrance, the “Liens”) and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any Summerfield Entity to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity or profit interests or obligating it to grant, extend or enter into any such agreement or commitment, except to the extent contemplated by this Agreement and/or the Summerfield Holding Limited Liability Company Agreement.

3.4B Capitalization. Each Summerfield Entity’s authorized equity interests will consist at Closing of the equity interests set forth on Exhibit O attached hereto. All of such equity interests: (a) at Closing will have been duly authorized and validly issued, fully paid, and nonassessable except to the extent otherwise provided in the Summerfield Holding Limited Liability Company Agreement and (b) immediately preceding Closing will be held of record and owned beneficially by the applicable entity as set forth on Exhibit O free and clear of any Liens (other than the Monetary Title Encumbrances to be covered by a Monetary Encumbrance Release at Closing).

3.5B Non-contravention; Consents. Subject to any Monetary Title Encumbrance which will be covered by a Monetary Title Release at Closing, the execution and delivery of, and the performance by any of the Summerfield Entities of their obligations under, this Agreement, and the Ancillary Summerfield Agreements do not and will not contravene, or constitute a default under, any provision of Applicable Law or regulation, of the Organizational Documents of any Summerfield Entity or any judgment, injunction, order, or decree binding upon a Summerfield Entity, or result in the creation of any Lien on any asset of a Summerfield Entity, subject to any consents as are required under Authorizations, or the Summerfield License Agreements.

3.6B Consents. To the knowledge of Wyndham and the Summerfield Entities: Except for those consents described on Schedule 17, no consent is required under any Summerfield License Agreements to the execution and delivery of and the performance by PAHP, LP and each Summerfield Entity of their respective obligations under this Agreement and the Ancillary Summerfield Agreements, and such execution, delivery and performance will not give rise to a right to terminate or otherwise affect the rights and obligations of the parties to the Summerfield License Agreement.

3.7B Books and Records. To the knowledge of Wyndham and the Summerfield Entities: The copies of the Organizational Documents of the Summerfield Entities and other Submission Matters that were provided to Purchaser are accurate and complete and reflect all amendments made through the date hereof. To the knowledge of Wyndham and the Summerfield Entities: the Summerfield Entities’ minute books and other records made available to Purchaser for review were correct and complete, and such minute books and records contain a accurate record of the actions of the stockholders, directors, members, managers, or other such representatives of the Summerfield Entities taken by written consent or at a meeting since the acquisition of Summerfield by PAH, LP, Inc.

3.8B Financial Statements. The Summerfield Financial Statements provided to Purchaser with respect to Summerfield are correct and complete in all material respects and present fairly in all material respects the results of the operations and financial condition of

Summerfield for the periods indicated. To the knowledge of Wyndham and the Summerfield Entities, since November 30, 2004, each of the Summerfield Entities has in all material respects been operated in the ordinary course and consistent with past practice, subject to seasonal differences, except such actions permitted or contemplated by this Agreement, the Summerfield Holding Limited Liability Company Agreement or the transactions contemplated thereby (including, without limitation, the formation of the Summerfield Holding Entity and the restructuring of the Summerfield Entities in connection with the effectuation of the transactions contemplated by this Agreement). Without limitation of the foregoing, since November 30, 2004, except in the ordinary course of business, and/or due to an exception contained in the preceding sentence, none of the Summerfield Entities has:

(1) amended its Organizational Documents;

(2) redeemed or otherwise acquired any shares of its equity interests or issue any equity interest or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any of its equity interests;

(3) adopted or materially amended any employee benefit plan subject to ERISA or a collective bargaining agreement;

(4) made any change in any method of accounting or accounting practice or policy;

(5) acquired by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof (other than inventory, minority investments to obtain hotel franchise or management agreements, or other investments or acquisitions in the ordinary course of business consistent with past practice);

(6) mortgaged, pledged or subjected to any Lien (other than Monetary Title Encumbrances to be released at Closing) granted any ownership interest in or right to acquire any of its properties or assets, tangible or intangible;

(7) sold, transferred, leased or otherwise disposed of any of its properties or any material portions of its assets, tangible or intangible;

(8) except for the cancellation of intercompany debt, canceled or compromised any debt or claim, or waived or released any right;

(9) agreed to terminate any Summerfield License Agreement;

(10) transferred or granted any rights under, or entered into any material settlement regarding the breach or infringement of, any of Summerfield’s intellectual property, or modify any existing rights with respect thereto;

(11) made any change in the salary of any employee of a Summerfield Entity other than in the ordinary course in a manner consistent with past practice;

(12) instituted, settled or agreed to settle any material litigation, action or proceeding before any court or governmental body or waive or surrender any rights related to any pending or threatened litigation, action or proceeding, other than the LEFTA Settlement Documents or as covered by insurance beyond applicable deductibles;

(13) made any purchase commitment, or made any material change in its selling, pricing, advertising or personnel practices inconsistent with its past practice;

(14) except as will not be binding on the Summerfield Entities after Closing, incurred any liability, obligation or indebtedness for borrowed money or guaranteed any such liabilities, obligations or indebtedness;

(15) except for the cancellation of any intercompany debt, liquidated any assets; or

(16) agreed to be legally bound to take any of the foregoing actions.

To the knowledge of Wyndham and the Summerfield Entities: since November 30, 2004 there has been no event or circumstance which would have a Material Adverse Effect on the Summerfield Entities, taken as a whole.

3.9B Liabilities. To the knowledge of Wyndham and the Summerfield Entities: no Summerfield Entity has any liability, except for (a) liabilities quantified in the Summerfield Financial Statements (and not heretofore paid or discharged) or (b) liabilities that have arisen after November 30, 2004 in the ordinary course of business which are of the same character and nature as the liabilities quantified in the Summerfield Financial Statements,.

3.10B Private Offering; Registration and Qualification. Assuming the accuracy of the representations and warranties made by Purchaser set forth in Article IV hereof, to the knowledge of Wyndham and the Summerfield Entities: it is not necessary in connection with the offer, sale and delivery of the Summerfield Entity Interests to Purchaser in the manner contemplated by this Agreement to register the Summerfield Entity Interests under the Securities Act of 1933.

3.11B Indebtedness and Certain Other Contracts. Except as set forth on the Disclosure Schedule, none of the Summerfield Entities is party to any material agreement evidencing indebtedness of a Summerfield Entity for borrowed money.

3.12B Title to Assets; Encumbrances. To the knowledge of Wyndham and the Summerfield Entities: the Summerfield Entities have good title to, or a valid leasehold interest in, all buildings, machinery, equipment, and other tangible assets of the Summerfield Entitles necessary for the conduct of their business as currently conducted, and such assets are not subject to any Liens.

3.13B Absence of Excess Parachute Payments. To the knowledge of Wyndham and the Summerfield Entities: No Summerfield Entity has made, at any time after the acquisition of Summerfield by PAH, LP, Inc., any payments, is obligated to make any payments, or is a party to any agreement that could obligate it to make any payments that may be treated as an “excess parachute payment” under Section 280G of the Code.

3.14B Transactions with Affiliates. Except as contemplated by this Agreement or the Summerfield Holding Limited Liability Company Agreement, there is, to the knowledge of Wyndham and the Summerfield Entities, no transaction or agreement involving a Summerfield Entity from and after the date of the acquisition of Summerfield by PAHP, LP that would require disclosure pursuant to Item 402 or Item 404 of Regulation S-K (“Regulation S-K”) promulgated by the Securities and Exchange Commission if such Summerfield Entity were subject to the reporting requirements of the Securities Exchange Act of 1934.

3.15B Accounts Receivable. To the knowledge of Wyndham and Summerfield: the accounts receivables of Summerfield result from bona fide transactions made by Summerfield, in the ordinary course of its business.

3.16B Patriot Act. Neither PAHP, LP nor any Summerfield Entity is a person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism.

3.17B Franchise Matters.

(a) Set forth on Schedule 3 is a list of all Summerfield License Agreements. To the knowledge of Wyndham and the Summerfield Entities: Except as set forth in the Summerfield License Agreements, Summerfield has no rights or interest in any other franchise agreements, and there are no outstanding options or rights to enter into or acquire any of the Franchise Agreements from Summerfield or to enter into any other franchise agreement with Summerfield. To the knowledge of Wyndham and the Summerfield Entities: there have been no fees received by Summerfield pursuant to a Summerfield License Agreement which are currently, or which with the execution of this Agreement, the consummation of the transaction contemplated herein, the passage of time, or the giving of notice, would be subject to a claim of refund by any franchisee. To the knowledge of Wyndham and the Summerfield Entities: Summerfield has received no written notice that it is in default in any material respect under any of the Summerfield License Agreements or any intention by any of the parties to any of the Summerfield License Agreements to cancel the same, nor has Summerfield canceled any of same since November 30, 2004. To the knowledge of Wyndham and the Summerfield Entities: Summerfield’s Uniform Franchise Offering Circular is current in all material respects and fairly discloses in all material respects the operations of Summerfield.

(b) To the knowledge of Wyndham and the Summerfield Entities: Summerfield is in compliance with all Applicable Laws with respect to the sale of Summerfield License Agreements or the service and operation of a franchise system. To the knowledge of Wyndham and the Summerfield Entities: the Summerfield Entities have not received any written notice within the past year of any violation of any provision of the Summerfield License Agreements. To the knowledge of Wyndham and the Summerfield Entities: the Summerfield Entities possess all Authorizations required for the sale of franchises, for the conduct of a franchise business and required to be obtained under the Summerfield License Agreements.

(c) To the knowledge of Wyndham and the Summerfield Entities: Summerfield has not made to any owner of a hotel or to any employee or agent of any such owner, any commitment to provide any special discount, allowance or other accommodation other than as contained in the Summerfield License Agreements. To the knowledge of Wyndham and the Summerfield Entities: other than the Summerfield License Agreements, the organizational documents of the Summerfield Entities, the agreements described on Schedule 10 attached hereto, any other agreements the counterparty and the expense or revenue of which is specifically identified in a line item of any of the Summerfield Financial Statements and/or in the Critical Dates Schedules and/or agreements contemplated to be entered into at Closing, no agreement, commitment or undertaking entered into by any Summerfield Entity prior to Closing will bind any Summerfield Entity subsequent to the Closing.

(d) To the knowledge of Wyndham and the Summerfield Entities: Summerfield has at all times since PAH, LP, Inc.’s acquisition of Summerfield complied fully with all agreements governing its advertising fund (the “Fund”). To the knowledge of Summerfield and the Summerfield Entities: the only material covenants or agreements governing the Fund are contained in the Summerfield License Agreements. To the knowledge of Wyndham and the Summerfield Entities: the Fund and all monies paid thereto have been used in accordance with the Summerfield License Agreements.

(e) To the knowledge of Wyndham and the Summerfield Entities: neither Summerfield, nor any Affiliate offering franchises under the Summerfield trademark has pending any material administrative, criminal or material civil action (or a significant number of civil actions irrespective of materiality) alleging a violation of any franchise, antitrust or securities law, fraud, embezzlement, fraudulent conversion, misappropriation of property, unfair or deceptive practices, or comparable allegations. To the knowledge of Wyndham and the Summerfield Entities: neither Summerfield nor any Affiliate offering franchises under the Summerfield trademark is (i) subject to any currently effective injunctive or restrictive order or decree relating to franchises or under any Federal, State or Canadian franchise, securities, antitrust, trade regulations or trade practice law as a result of a concluded or pending action or proceeding brought by a public agency, (ii) subject to any currently effective order of any national securities association or national securities exchange, as defined in the Securities and Exchange Act of 1934, suspending or expelling such person from membership in such association or exchange, or (iii) subject to a currently effective injunctive or restrictive order relating to any other business activity as a result of an action brought by a public agency or department.

3.18B Violations of Law; Authorizations. To the knowledge of Wyndham and the Summerfield Entities: the Summerfield Entities have not received from any Governmental Authority written notice within the past year of any violation of any provision of Applicable Laws. To the knowledge of Wyndham and the Summerfield Entities, the Summerfield Entities possess all Authorizations required to be obtained for their businesses and operations.

3.19B Labor Matters. There is no collective bargaining agreement or other agreement with any labor union to which any Summerfield Entity is a party. To the knowledge of Wyndham and the Summerfield Entities: there is no known union organizing attempt, no strikes, work stoppage or slow down, or any other labor dispute or dispute concerning representation of employees of a Summerfield Entity, and no such action is currently threatened or has taken place within the one (1) year preceding the Closing Date. There are no Employment Agreements relating to any Summerfield Entity or their respective businesses.

3.20B Intellectual Property.

(a) Schedule 21 sets forth a true and complete list and a brief description, including a complete identification of each registration or application for registration thereof, of the Summerfield trademarks.

(b) To the knowledge of Wyndham or any Summerfield Entity: Summerfield directly or indirectly owns or will of as of Closing own, or possesses or will as of Closing possess adequate rights to use, all Intellectual Property used or held for use in its business as currently conducted. Summerfield’s use of such Intellectual Property in its business as currently conducted (and the operation of its business) does not and the use of such Intellectual Property by Summerfield and its Affiliates after Closing will not, infringe upon any rights any other Person owns or holds. At Closing, all Intellectual Property owned by Summerfield will be free and clear of all Liens (other than the Monetary Title Encumbrances to be covered by a Monetary Encumbrance Release at Closing). None of the Wyndham Parties has received any written notice from any Person or is aware of any claim asserted in writing alleging that the rights of such Person conflict with the rights of Summerfield in the Summerfield Intellectual Property. No Person is using any trademarks, copyrights, trademarks service marks, trade names, trade secrets or similar property that materially infringe upon the Summerfield Intellectual Property or upon the rights of Summerfield therein. Except as otherwise provided in that certain License Agreement between Wyndham IP Corporation, a Delaware corporation and Summerfield dated as of the date hereof and the Yassky Settlement Agreement, Summerfield owns or has the right to use, and upon consummation of the transactions contemplated by this Agreement shall continue to own or have the right to use, all Intellectual Property used or held for use in the conduct of its business as currently conducted, without incurring any penalty, including, without limitation, any increase in rentals, royalties, or licenses or other fees imposed as a result of, or arising from, the consummation of the transactions contemplated by this Agreement.

3.21B Litigation. To the knowledge of Wyndham or any Summerfield Entity, Wyndham and the Summerfield Entities have received no written notice of any suit or proceeding pending against any Summerfield Entity in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any agreement or instrument to be delivered pursuant to this Agreement, or (b) relates to the business and operations of any Summerfield Entity.

3.22B Taxes. To the knowledge of Wyndham or any Summerfield Entity: each Summerfield Entity has duly filed when due all Tax reports and returns in connection with and in respect of its business, assets and employees, and has timely paid and discharged all amounts shown as due thereon. No Summerfield Entity has received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it, except where such Tax deficiency would not have a Material Adverse Effect on the Summerfield Entities. There are no liens for Taxes upon any asset of the Summerfield Entities.

Section 3.23B. Summerfield Real Estate Companies. Each of the Summerfield Real Estate Companies (i) was formed solely for the purpose of acquiring the applicable Hotel and has not engaged in any other business activities or conducted any other operations; (ii) does not have any liabilities of any kind or nature except related to the Hotel to which it takes title at Closing; (iii) Summerfield Holding Entity owns all of the issued and outstanding equity interests in each of the Summerfield Real Estate Companies, free and clear of any pledges, liens, claims, encumbrances, security interests, charges and options of any nature whatsoever and there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants, including any right of conversion or exchange under any outstanding security, instrument or other agreement, obligating any of the Summerfield Real Estate Companies to issue, deliver or sell, or cause to be issued, delivered or sold, additional equity or profit interest or obligating it to grant, extend or enter into any such agreement or commitment or (iv) has been duly authorized by all necessary action on the part of the Summerfield Real Estate Companies to enter into the transactions contemplated hereby. Subject to any consent to the assignment of any particular Operating Agreement, Authorizations, Occupancy Agreement, Leased Property Agreement or Off-site Facility Agreement required by the terms thereof or by Applicable Law and to each Monetary Title Encumbrance which will be covered by a Monetary Encumbrance Release at Closing, the execution and delivery of, and the performance by each Summerfield Real Estate Company of its obligations under this Agreement do not and will not contravene, or constitute a default under, any provision of applicable law or regulation, any of such company’s organizational documents, or any judgment, injunction, order, decree binding upon such company, or result in the creation of any lien or other encumbrance on any asset of such company. Upon consummation of the transactions contemplated by this Agreement, Purchaser No. 2 will own each of the Summerfield Real Estate Companies, free and clear of any pledges, liens, claims, encumbrances, security interests, charges and options of any nature whatsoever.

Each of the representations and warranties contained in this Article III-B and its various subparagraphs are intended for the benefit of Purchaser and may be waived in whole or in part, by Purchaser. Subject to the limitations contained in Article IX hereof, all rights and remedies arising in connection with the untruth or inaccuracy of any such representations and warranties shall survive the Closing of the transaction contemplated hereby as provided in Article IX.

The term “to the knowledge of Wyndham and the Summerfield Entities,” “to the knowledge of Summerfield,” “to the knowledge of the Summerfield Entities” or phrases of similar import as used in this Article III-B, shall mean the then actual current conscious knowledge of Judy Hendrick, Senior Vice-President of Wyndham, Mark Chloupek, Senior Vice-President of Wyndham, Duane Elledge, the Senior Vice President, Operations – Western Region of Wyndham; Michael Hughes, Vice President of Wyndham; Tim Fielding, Senior Vice President of Wyndham; Jay Litt, the Senior Vice President, Operations – Eastern Region of Wyndham; Jamie Walters, the Senior Vice President, Operations of Wyndham; and James Chu, Vice President – Owner and Franchise Services of Wyndham, without any duty of investigation or inquiry. The individuals named in this paragraph shall not have any personal liability for any inaccuracy in any of the warranties and representations contained in this Agreement.

THE FOLLOWING PARAGRAPH APPLIES TO BOTH ARTICLE III-A AND ARTICLE III-B HEREOF:

3.24B LIMITATION ON TRANSFEROR’S REPRESENTATIONS AND WARRANTIES. THE PURCHASER PARTIES ACKNOWLEDGE AND AGREE THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE HOTELS AND THE SUMMERFIELD HOLDING ENTITY INTEREST ARE SOLD “AS IS” “WHERE IS” AND “WITH ALL FAULTS” AND NONE OF THE WYNDHAM PARTIES, NOR ANY OF THEIR AGENTS OR REPRESENTATIVES, HAS MADE, NOR IS ANY WYNDHAM PARTY LIABLE FOR OR BOUND IN ANY MANNER BY ANY EXPRESS OR IMPLIED WARRANTIES, GUARANTEES, PROMISES, STATEMENTS, INDUCEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE HOTELS OR SUMMERFIELD HOLDING ENTITY INTEREST OR SUMMERFIELD ANY PART THEREOF, THE PHYSICAL CONDITION, ENVIRONMENTAL CONDITION, INCOME, EXPENSES OR OPERATION THEREOF, THE USES WHICH CAN BE MADE OF THE SAME OR ANY OTHER MATTER OR THING WITH RESPECT THERETO, INCLUDING ANY EXISTING OR PROSPECTIVE LEASES. WITHOUT LIMITING THE FOREGOING, THE PURCHASER PARTIES ACKNOWLEDGE AND AGREE THAT, OTHER THAN A REPRESENTATION OR WARRANTY EXPRESSLY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE WYNDHAM PARTIES ARE NOT LIABLE FOR OR BOUND BY (AND THE PURCHASER PARTIES HAVE NOT RELIED UPON) ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR FINANCIAL STATEMENTS PERTAINING TO THE OPERATION OF THE HOTELS OR THE SUMMERFIELD HOLDING ENTITY INTEREST OR SUMMERFIELD OR ANY OTHER INFORMATION RESPECTING THE HOTELS OR THE SUMMERFIELD HOLDING ENTITY INTEREST OR SUMMERFIELD FURNISHED BY THE WYNDHAM PARTIES OR ANY OF THEIR EMPLOYEES, AGENTS, CONSULTANTS OR OTHER PERSONS REPRESENTING OR PURPORTEDLY REPRESENTING ANY OF THEM. THE PURCHASER PARTIES FURTHER ACKNOWLEDGE, AGREE, AND REPRESENT THAT, OTHER THAN A REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT (A BREACH OF WHICH PURCHASER MAY MAINTAIN AN ACTION IN ACCORDANCE WITH AND SUBJECT TO ARTICLE IX OF THIS AGREEMENT) OR AS EXPRESSLY SET FORTH IN A CLOSING DOCUMENT, THE PURCHASER PARTIES SHALL BE PURCHASING THE HOTELS AND THE SUMMERFIELD HOLDING ENTITY INTEREST IN AN “AS IS” “WHERE IS” AND “WITH ALL FAULTS” CONDITION AT THE DATE OF CLOSING WITH RESPECT TO THE STRUCTURAL AND MECHANICAL ELEMENTS OF THE HOTELS, THE PHYSICAL AND ENVIRONMENTAL CONDITION OF THE HOTELS, THE FIRE-LIFE SAFETY SYSTEMS AND THE FURNITURE, FIXTURES AND EQUIPMENT LOCATED THEREON OR ATTACHED THERETO, ALL

OF WHICH THE PURCHASER PARTIES AND THEIR CONSULTANTS SHALL HAVE INSPECTED AND EITHER APPROVED OR WAIVED OBJECTION TO ON OR PRIOR TO THE CLOSING AND THE PURCHASER PARTIES HEREBY RELEASE THE WYNDHAM PARTIES, OPERATING LESSEE AND THEIR AFFILIATES FROM ANY AND ALL OBLIGATIONS, LIABILITIES, CLAIMS, DEMANDS, SUITS, CAUSES OF ACTION, DAMAGES, JUDGMENTS, COSTS AND EXPENSES RELATING TO ANY OF THE FOREGOING. THE PURCHASER PARTIES ALSO REPRESENT THAT, AS OF THE CLOSING DATE, THEY SHALL HAVE INDEPENDENTLY INVESTIGATED, ANALYZED AND APPRAISED TO THEIR SATISFACTION THE VALUE AND THE PROFITABILITY OF THE HOTELS AND THE SUMMERFIELD HOLDING ENTITY INTEREST AND SUMMERFIELD. THE PURCHASER PARTIES ACKNOWLEDGE THAT, TO THE EXTENT REQUIRED TO BE OPERATIVE, THE DISCLAIMERS OF WARRANTIES CONTAINED IN THIS SECTION ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE, REGULATION OR ORDER. THE PROVISIONS OF THIS SECTION 3.24B SHALL SURVIVE THE CLOSING.

ARTICLE IV

PURCHASER’S REPRESENTATIONS AND WARRANTIES

To induce the Wyndham Parties to enter into this Agreement and to sell the Summerfield Interests, Purchaser hereby make the following representations and warranties:

4.1 Organization and Power. Each Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to enter into and perform its obligations under this Agreement and any document or instrument required to be executed and delivered on behalf of each Purchaser.

4.2 Authorization and Execution. This Agreement has been duly authorized by all necessary action on the part of Purchaser, has been duly executed and delivered by Purchaser, constitutes the valid and binding agreement of Purchaser and is enforceable in accordance with its terms except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws relating to or affecting the rights of creditors, and general principles of equity. The person executing this Agreement on behalf of Purchaser has the authority to do so.

4.3 Non-contravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, Purchaser’s Organizational Documents, or any material agreement, or any judgment, injunction, order, or decree binding upon Purchaser, or result in the creation of any lien or other encumbrance on any asset of Purchaser.

4.4 Litigation. To the knowledge of each Purchaser, no Purchaser has received written notice of any action, suit or proceeding, pending against or affecting any Purchaser in any court or before any arbitrator or before any Governmental Authority which (a) in any manner raises any question affecting the validity or enforceability of this Agreement or any agreement or instrument to be delivered pursuant to this Agreement, (b) would materially and adversely affect the business, financial position or results of operations of Purchaser, or (c) would materially and adversely affect the ability of Purchaser to perform its obligations hereunder, or under any document to be delivered pursuant hereto.

4.5 Patriot Act. Purchaser is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by the United States Treasury Department as a Specifically Designated National and Blocked person, or for or on behalf of any person, group, entity or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit, or supports terrorism; and neither is engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

4.6 Securities Law Matters. Purchaser (i) understands that the Summerfield Holding Entity Interest have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) except as expressly contemplated by this Agreement, is acquiring the Summerfield Holding Entity Interest solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Summerfield and has had the opportunity to obtain additional information as desired to evaluate the merits and the risks inherent in holding the Summerfield Holding Entity Interest, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Summerfield Holding Entity Interest, and (vi) is an “accredited investor” as defined in Regulation D promulgated by the Securities and Exchange Commission under the Securities Act. Furthermore, Purchaser understands that (x) the Summerfield Holding Entity Interest may not be sold, transferred, conveyed, assigned or encumbered except to the extent that such sale, transfer, conveyance, assignment or encumbrance is permitted by the terms of the governing and organizational agreements of Summerfield and exempt from registration, or registered, under the Securities Act and applicable state securities laws; (y) Summerfield has no intention to register the Summerfield Holding Entity Interest with the Securities and Exchange Commission or any state and is under no obligation to assist Purchaser in obtaining or complying with any exemption from registration and (z) an appropriate legend evidencing such restrictions may be placed on any certificates issued representing the Summerfield Holding Entity Interest and appropriate stop transfer instructions may be placed with respect to the Summerfield Holding Entity Interest.

The term “to Purchaser’s knowledge”, “of which Purchaser has or had knowledge”, “Purchaser obtains knowledge”, “Purchaser obtains actual knowledge”, “to Purchaser’s actual knowledge” or similar phrases as used in (x) this Article IV shall mean the then current actual conscious knowledge of Michael Barr, Senior Vice President of Lehman Brothers Real Estate Partners, L.P., Coburn Packard, Vice President of Lehman Brothers Real Estate Partners, L.P., Gregory Denton, the Senior Vice President of the Gencom Group and Karim Alibihai, the Chief Executive Officer of the Gencom Group (“Purchaser Knowledge Parties”) and (y) in the balance of this Agreement shall mean the actual knowledge, without regard to current or conscious knowledge, of the Purchaser Knowledge Parties. Purchaser shall be irrefutably deemed to have actual knowledge, without regard to whether Purchaser did have actual knowledge, only of the information contained in the Disclosure Schedule and the items described on Schedule 18 attached hereto. The individuals named in this paragraph shall not have any personal liability for any inaccuracy in any of the warranties and representations contained in this Agreement.

ARTICLE V

INTENTIONALLY OMITTED

ARTICLE VI

COVENANTS OF WYNDHAM PARTIES AND PURCHASER

6.1 Hotel Employee Claims.

(a) Wyndham and each Owner shall hold harmless, indemnify and defend or cause to be indemnified and defended Transferee, Purchaser and their Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Transferee, Purchaser and their Affiliates with respect to claims, causes of action, judgments, damages, penalties and liabilities related to (A) any benefit plan or Employment Agreement relating to Hotel Employees, (B) any individual formerly employed at the Hotel or any Hotel Employees, to the extent arising out of any act, failure to act, or any facts or circumstances, occurring prior to the Closing or (C) in connection with the Closing, including without limitation, liabilities relating to the termination of any Hotel Employees .

(b) Transferee and Purchaser shall hold harmless, indemnify and defend Owner and its Affiliates from and against any and all claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Owner and its Affiliates with respect to claims, causes of action, judgments, damages, penalties and liabilities asserted by Hotel Employees to the extent arising out of any act, failure to act, any transaction or any facts or circumstances occurring, and attributable to the period, from and after the Closing Date, except only to the extent such claims, causes of action, proceedings, judgments, damages, penalties, liabilities, costs and expenses are the liability and responsibility of the Manager (and not the Owner) under the terms of the Replacement Management Agreement applicable to such Hotel Employees.

(c) For one (1) year after the Closing Date, Purchaser and its Affiliates shall not solicit for employment any employees of Wyndham or its Affiliates (including corporate or regional employees), other than employees at a Hotel which are terminated prior to the Closing or other than pursuant to a general solicitation not specifically targeted at any employees of Wyndham or its Affiliates. For a period of one (1) year after the Closing Date, Wyndham and its Affiliates shall not solicit for employment any employees of Purchaser, Purchaser’s manager or their respective Affiliates who are employees at the Hotel other than pursuant to a general solicitation not specifically targeted at any employees of Purchaser, Purchaser’s manager or their respective Affiliates. The provisions of the immediately preceding two (2) sentences of this Section 6.1(c) shall survive the Closing.

6.2 Reasonable Inspection of Hotel Books and Records After Closing.

(a) After Closing, Owner, Operating Lessee and Manager shall afford Transferee and Purchaser and their agents reasonable access to their books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to a Hotel and to the extent necessary in connection with any audit or any other reasonable business purpose relating to a Hotel (other than litigation or investigation of any claim or action against Owner, Operating Lessee or Manager); provided that: (i) any such access by Transferee and Purchaser shall not unreasonably interfere with the conduct of Owner’s, Operating Lessee’s or Manager’s business; (ii) Transferee and Purchaser shall defend, indemnify and hold Owner, Operating Lessee or Manager, as the case may be, harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Owner, Operating Lessee, Manager or their Affiliates to the extent arising from Transferee’s or Purchaser’s exercise of its rights under this Section 6.2(a); and (iii) Transferee and Purchaser shall keep the information contained in such records confidential in accordance with Section 8.3.

(b) Transferee and Purchaser shall afford Owner, Operating Lessee and Manager and their agents reasonable access to its books of account, financial and other records, information, employees and auditors to the extent such items and contact with such persons relate solely to a Hotel prior to the Closing and to the extent necessary in connection with any audit or any other reasonable business purpose relating to a Hotel (other than litigation or investigation of any claim or action against Purchaser); provided that: (i) any such access by Owner, Operating Lessee or Manager shall not unreasonably interfere with the conduct of Purchaser’s business; (ii) Owner, Operating Lessee or Manager, as the case may be, shall defend, indemnify and hold Transferee and Purchaser harmless from and against any liability, claim, damage or expense, including reasonable attorneys’ fees, incurred by Transferee and Purchaser and arising from Owner’s, Operating Lessee’s or Manager’s exercise of its rights under this Section 6.2(b); and (iii) Owner, Operating Lessee or Manager shall keep the information contained in such records confidential in accordance with Section 8.3. The provisions of this Section 6.2(a) and (b) shall survive the Closing.

6.3 National Hotel Contracts. To the extent that any Operating Agreements, Occupancy Agreements, Off Site Facility Agreements or Leased Property Agreements constitute National Contracts, (i) if any such National Contract is assignable as to a Hotel, Owner shall cause to be assigned and Purchaser shall cause Transferee to assume such National Contract at Closing pursuant to the Assignment and Assumption Agreement(s) as it relates to such Hotel and shall enter into such documents as the vendor under such National Contract may reasonably request to evidence Transferee’s agreement with such vendor resulting from the assignment to and assumption of such National Contract by Transferee, or (ii) if any such National Contract is not assignable as to a Hotel, Transferee shall enter into a new contract for such Hotel with the vendor under such National Contract on substantially the same terms and conditions as such National Contract. The provisions of this Section 6.3 shall survive the Closing.

6.4 Access to Summerfield Information. The Summerfield Entities shall afford to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser, reasonable access in Dallas, Texas at PAHP, LP’s headquarters during normal business hours from the date hereof until the Closing to all the properties, books, contracts, commitments, reports and records of or relating to the Summerfield Entities as reasonably requested by Purchaser other than those properties, books, contracts, commitments, reports and records that a Summerfield Entity is not permitted to produce due to confidentiality obligations and constraints or that are subject to the attorney-client privilege, and the Summerfield Entities shall furnish promptly to Purchaser such monthly, quarterly, annual and other operating reports, financial reporting packages and other operational and/or financial information sent to management of the Wyndham Parties other than those that a Summerfield Entity is not permitted to furnish due to confidentiality obligations and constraints or that are subject to the attorney-client privilege. All properties, books, contracts, commitments, reports and records produced pursuant to this Section 6.4 and information made available to Purchaser and to the officers, employees, accountants, counsel, financial advisors and other representatives of Purchaser will be subject to the Confidentiality Agreement by and between Wyndham and its affiliates and Purchaser, in addition to the provisions of this Agreement.

ARTICLE VII

CLOSING

7.1 Closing.

(a) At Closing the following transactions shall occur in the following order: (i) PAHP, LP shall convey fee simple title to its Hotels to the applicable Transferees, subject only to the Permitted Exceptions, (ii) PAHP, LP shall convey the applicable portion of the Summerfield Holding Entity Interest to each Purchaser for the Purchase Price Allocation applicable thereto, (iii) PAHP, LP, the Summerfield Holding Entity and Purchaser shall enter into the Summerfield Holding Entity Assignment and Redemption Agreement pursuant to which one hundred percent (100%) of the membership interests in the Summerfield Real Estate Companies shall be distributed to Purchaser No. 2 or its designees, and (iv) the Selling Transferors shall convey their Hotels, subject only to the Permitted Exceptions, to the applicable Transferee’s, for the Purchase Price Allocation applicable thereto. Notwithstanding anything to the contrary contained in this Agreement, the Closing deliveries pursuant to Sections 7.2, 7.3 and 7.4 shall be delivered and recorded subject to the timing requirements set forth in this Section 7.1(a).

(b) The Closing shall occur on the Closing Date. As more particularly described below, at the Closing the parties hereto will (i) execute or cause to be executed, or instruct the Title Company to release, all of the documents required to be delivered in connection with the transactions contemplated hereby (the “Closing Documents”), (ii) deliver or cause to be delivered the same to Title Company, and (iii) take or cause to be taken all other action required to be taken in respect of the transactions contemplated hereby. The Closing will occur at the offices of Akin Gump Strauss Hauer & Feld LLP, 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201-4675, or at such other place as Purchaser and Wyndham may mutually agree. Upon each party’s performance of all of its respective closing obligations specified herein on or before the Closing Date, and notification to Title Company of such performance by both parties and upon Title Company’s receipt of documents and funds required herein, Title Company shall promptly following Closing (a) cause each Deed to be recorded in the applicable governmental office, (b) as soon as practicable, cause copies (or originals to the extent available) of each Deed and all other closing documents to be delivered to the Transferors and Transferees, (c) cause each Owner’s Title Policy to be released to Purchaser, and (d) cause all funds in Title Company’s account for the benefit of Transferors as determined pursuant to this Agreement to be released to Transferors or their respective designees. As provided herein, the parties hereto will agree upon adjustments and prorations to certain items which cannot be exactly determined at the Closing and will make the appropriate adjustments with respect thereto. Possession of the Hotels shall be delivered to Transferees at the Closing, subject only to the Permitted Title Exceptions and the rights of tenants, licensees and concessionaires under the Occupancy Agreements and guests in possession.

7.2 Transferor’s Deliveries. At or prior to Closing, the Wyndham Parties shall deliver or shall cause Operating Lessee or Manager to deliver, as applicable, to Title Company all of the following instruments, each of which shall have been duly executed and, where applicable, acknowledged and/or sworn, on behalf of the Wyndham Parties and/or Operating Lessee, as applicable, and shall be dated to be effective as of the Closing Date:

(a) The Deed.

(b) The Bill of Sale.

(c) The Assignment and Assumption Agreement.

(d) The Assignment of Permits.

(e) The Assignment of Occupancy Agreements.

(f) The FIRPTA Certificate.

(g) The Summerfield Partnership Agreement.

(h) Any other document or instrument specifically required by this Agreement to be delivered by a Wyndham Party on or before the Closing Date.

(i) Evidence of termination of the Operating Leases and the Management Agreements without cost or expense to Purchaser.

(j) Resolutions of the managers of the Summerfield Holding Entity and resolutions of the member of the Summerfield Holding Entity, both approving the transactions contemplated by this Agreement and both certified by an officer of the Summerfield Holding Entity.

(k) Resolutions of the member of the Selling Transferors approving the transaction contemplated by this Agreement and certified by an Officer of the Selling Transferors.

(l) All required Monetary Encumbrance Releases, including all Monetary Title Encumbrances and guaranties secured thereby encumbering the interests being conveyed to Purchaser in the Summerfield Real Estate Companies or the Summerfield Holding Entity.

(m) Evidence of the releases of all liens or charges in a fixed sum (or capable of computation as a fixed sum) securing indebtedness or obligations which were created or expressly assumed by Transferor or any other Wyndham Party that affect the Intellectual Property of Summerfield.

(n) Evidence of the release of the Summerfield Real Estate Companies and the Summerfield Entities from all guaranties and pledges associated with the corporate credit facility of Wyndham or any other indebtedness, provided Wyndham or its Affiliates will have the right to pledge their interests in the Summerfield Entities.

(o) A copy of the written waiver of the Miami Right of First Refusal received by Owner.

The Wyndham Parties covenant that promptly after and effective as of Closing, the Wyndham Parties shall also cause Operating Lessee to deliver, to the extent it is legally entitled to do so, to Purchaser or make available to Purchaser at a Hotel:

(a) Certificate(s)/Registration of Title for any vehicle owned by PAHP, LP, or Selling Transferor or its respective Operating Lessee and used in connection with a Hotel,

(b) all original Warranties and Guaranties, Operating Agreements, Leased Property Agreements, Occupancy Agreements, and Off-Site Facility Agreements to be assigned to and assumed by Transferee and in PAHP, LP’s, Selling Transferor’s or its respective Operating Lessee’s possession (and if originals are not in possession, copies of same in possession),

(c) information regarding, as to each Hotel Employee whose employment is to be continued by Transferee, the date to which such Hotel Employee has been paid, accrued but unpaid vacation pay, whether such Hotel Employee is participating in a group health plan maintained by PAHP, LP, Selling Transferor or its respective Operating Lessee or Manager or any of their Affiliates through the exercise of COBRA benefits, and all other fringe benefits,

(d) information regarding Hotel Employees whose employment is to be continued by Transferee with respect to salaries and duties and length of service,

(e) information as to all advance room reservations, functions and the like, in reasonable detail so as to enable Transferee to honor PAHP, LP’s, or Selling Transferor’s and/or its respective Operating Lessee’s commitments in that regard,

(f) information as to outstanding accounts receivable, including the Rooms Ledger as of midnight on the date prior to the Closing, including the name of each account and the amount due, and

(g) All Tangible Personal Property of the Hotels and copies or originals of the files and records relating thereto.

7.3 Purchaser’s Deliveries. At or prior to the Closing, Transferee and Purchaser shall deliver or cause to be delivered to Title Company the following, duly executed and, where applicable, acknowledged and/or sworn on behalf of Purchaser or Transferee, and dated as of the Closing Date:

(a) The Assignment and Assumption Agreement.

(b) The Assignment of Occupancy Agreements.

(c) Any other documents or instruments specifically required by this Agreement to be delivered by Purchaser on or before the Closing Date.

(d) On the Closing Date, Purchaser shall deposit into escrow with Title Company sufficient cash to cover (i) the Purchase Price (as adjusted pursuant to this Agreement), (ii) all closing costs and prorations to be paid by Purchaser as provided herein, and (iii) all other sums required to be paid by Purchaser as of the Closing Date in order to consummate the transactions contemplated by this Agreement.

7.4 Mutual Deliveries. At the Closing, Wyndham, Summerfield, each Transferee, each Purchaser and PAHP, LP, as applicable, shall mutually execute and deliver or cause to be delivered to the Title Company:

(a) The Summerfield Holding Entity Assignment and Redemption Agreement.

(b) The Summerfield Holding Limited Liability Company Agreement.

(c) The Escrow Agreement

(d) The Replacement Franchise Agreements.

(e) The Replacement Management Agreements.

(f) The Services Agreements.

(g) A closing statement between each Selling Transferor and Purchaser No. 2 or its designees reflecting the Purchase Price Allocation and the adjustments and prorations required hereunder and the allocation of income and expenses required hereby with respect to each Hotel owned by a Selling Transferor.

(h) A closing statement between PAHP, LP and each Summerfield Real Estate Company reflecting the prorations required hereunder and the allocation of income and expenses required hereby with respect to each Hotel owned by PAHP, LP.

(i) Any transfer tax declarations required by Governmental Authorities in connection with the conveyance of the Hotels.

(j) Subject to the provisions of Section 8.4 hereof, such other documents, instruments and undertakings as may be required by the liquor authorities of the State where a Hotel is located, or of any county or municipality or governmental entity having jurisdiction with respect to the transfer or issue of liquor licenses or alcoholic beverage licenses or permits for such Hotel, to the extent not theretofore executed and delivered.

(k) Customary title affidavits in form and substance acceptable to the Title Company to the extent required to deliver the Owner’s Title Policies.

(l) Such other and further documents, papers and instruments as may be reasonably required by the parties hereto or their respective counsel or the Title Company which are not inconsistent with this Agreement or the other Closing Documents.

In addition, promptly after and effective as of Closing, Owner and Transferee shall deliver notices of the conveyance of the Hotels in a form reasonably approved by Purchaser and Owner addressed to each vendor under the Operating Agreements designated by Owner or Transferee and each tenant under the Occupancy Agreements.

7.5 Closing Costs. Except as is explicitly provided in this Agreement, each party hereto shall pay its own legal fees and expenses. All filing fees for the Deed and the transfer, recording, sales or other similar taxes and surtaxes due with respect to the transfer of title, as well as the cost for title insurance, endorsements and surveys, and any other costs specified on Schedule 8 attached hereto, shall all be paid in accordance with allocations set forth in Schedule 8. Notwithstanding the terms of Schedule 8, to the extent that the Closing of the transaction contemplated hereby with respect to any of the Contributed Hotels results in the imposition of more than one real estate transfer tax, such additional transfer tax shall be paid exclusively by Wyndham and PAHP, LP. Notwithstanding the terms of Schedule 8 and the foregoing sentence, Purchaser shall be solely responsible for any transfer tax associated with any transfer to Purchaser Operating Lessees. To the extent releases or corrective instruments are required to be delivered by Owner pursuant to the terms of this Agreement, Owner shall pay for the costs associated with the releases of any deeds of trust, mortgages and other Monetary Title Encumbrances encumbering a Hotel and for any costs associated with any corrective instruments. All other costs (except any costs incurred by either party for its own account) which are necessary to carry out the transactions contemplated hereunder shall be allocated between Transferee and Owner in accordance with local custom in the jurisdiction in which the Hotel is located. The provisions of this Section 7.5 shall survive the Closing and any termination of this Agreement.

7.6 Hotel Revenue and Expense Allocations. All revenues and expenses with respect to a Hotel, and applicable to the period of time before and after Closing, determined in accordance with the Uniform System of Accounts for the Lodging Industry, shall be allocated between Owner (or Operating Lessee) and Transferee as provided herein (the “Closing Date

Adjustment”). Pursuant to such allocation, unless otherwise expressly provided in this Agreement, Owner (and Operating Lessee) shall be entitled to all revenue and shall be responsible for all expenses for the period of time up to but not including the date of Closing, and Transferee shall be entitled to all revenue and shall be responsible for all expenses for the period of time from, after and including the date of Closing. Such allocations and adjustments shall be shown on the closing statement (with such supporting documentation as the parties hereto may reasonably require being attached as exhibits to the closing statements) and if such allocations and adjustments result in a net amount payable to an Owner the cash amount payable by Transferee and Purchaser pursuant to the relevant closing statement shall be increased or, if such allocations and adjustments results in a net amount payable to Transferee, Owner shall pay such sum in cash to Transferee at Closing (it being agreed that Owner and Wyndham may use the Purchase Price to make such payment). All prorations shall be made on the basis of the actual number of days in the year and month in which the Closing occurs or in the period of computation. Without limiting the generality of the foregoing, the following items of revenue and expense shall be allocated and prorated at Closing:

(a) Current rents under Occupancy Agreements (excluding rent under the Operating Lease). Such rents shall be prorated as of the Closing Date on a per diem basis and each Transferee shall receive a credit for its proportionate share of the rent previously received by a Transferor for the month in which the Closing Date occurs and for all rent prepaid by more than thirty (30) days. In the event any Transferor receives any rent or other sums due under any Occupancy Agreements attributable to the period of time from and after the Closing Date, such Transferor shall pay over to the applicable Transferee any such amounts upon the later to occur of the Closing or the receipt thereof. All Advance Deposits that the applicable Transferor holds as of the Closing Date shall be assigned and transferred to such Transferee.

(b) Real estate and personal property taxes (with maximum allowable discounts for early or prompt payment).

(c) Revenue and expenses under the Operating Agreements, Leased Property Agreements and Off-Site Facility Agreements to be assigned to and assumed by Transferee. Owner, Transferee and Purchaser agree that expenses under Operating Agreements which constitute ongoing construction, capital improvement and other similar work shall be allocated to Owner as to work completed prior to the Closing Date (and applicable retainage related thereto), and shall be allocated to Transferee as to work completed from and after the Closing Date (and applicable retainage related thereto).

(d) Utility charges (including, but not limited to, charges for phone service, cable television, gas, water, sewer and electricity).

(e) Municipal or other governmental improvement liens and special assessments, which shall be paid by Owner at Closing where the work has been completed, and which shall be assumed by Transferee at Closing and paid by Transferee where the work has been authorized or started, but not completed; provided, however, that if such liens or assessments are payable in installments, the amount of the installment applicable to the period which includes the Closing Date shall be allocated in the same manner as other items of expenses herein; and for all other installments, Owner shall be responsible for the payment of and shall pay such installments relating to periods prior to the Closing Date and Transferee shall be responsible for the payment of and shall pay such installments relating to periods from and after the Closing Date.

(f) License and permit fees, where transferable.

(g) All other revenues and expenses of a Hotel, including, but not limited to, such things as restaurant, bar and meeting room income and expenses and the like.

(h) The Rooms Ledger and housekeeping costs for the date of Closing (to be apportioned equally between Owner [or Operating Lessee] and Transferee).

(i) Such other items as are usually and customarily prorated between purchasers and Owners of hotel properties in the area where a Hotel is located.

Owner shall receive a credit for any prepaid expenses accruing to periods on or after the Closing Date. Purchaser and Transferee shall receive a credit on the appropriate closing statement for the total of (i) prepaid rents and (ii) Advance Deposits. At Closing, Owner or Operating Lessee shall sell to Transferee in connection with the Hotel, and Purchaser shall cause Transferee to purchase from Owner or Operating Lessee, at face value, in addition to the Purchase Price: (i) all petty cash funds in connection with the Hotel guest operations at a Hotel; and (ii) the so-called “guest ledger” as mutually approved by Purchaser and Owner or Operating Lessee for the Hotel of guest accounts receivable payable to the Hotel as of the check out time for the Hotel on the Closing Date (based on guests and customers then using the Hotel) both (1) in occupancy from the preceding night through check out time the morning of the Closing Date, and (2) previously in occupancy prior to check out time on the Closing Date. For purposes of this Agreement, transfer or sale at face value shall have the following meanings: (i) for petty cash, an amount equal to the total of all petty cash funds on hand and transferred to Transferee; and (ii) for the guest ledger, the total of all credit card accounts receivable as shown on the records of the Hotel, less actual collection costs (i.e., fees retained by credit card companies), less accounting charges for rooms furnished on a gratuity or complimentary basis to any hotel staff or as an accommodation to other parties and less Transferee’s one-half (1/2) share of the Rooms Ledger. The purchase price of said petty cash fund and guest ledger shall be paid to Owner and Operating Lessee at Closing by a credit to Owner in the computation of the adjustments and prorations on the Closing Date.

Subject to the provisions hereof, all unpaid accounts payable and expenses relating to operations of the Hotels prior to the Closing shall be paid by each Owner, and there shall be no proration or decrease in the amount to be funded into Title Company as a result thereof. Purchaser alone shall be responsible for all accounts payable related to Personal Property, Inventory, Operating Agreements, or otherwise to the extent not yet delivered, or services, to the extent not yet rendered, as of the Closing, providing the same are incurred in the ordinary course of business, and such Personal Property, Inventory, Operating Agreements or other items are delivered and/or such services rendered, after the Closing. In addition to the foregoing, all accounts payable and expenses relating to operations of the Hotel after Closing will be paid by Purchaser.

With respect to all Hotel Employees and such Executive Employees as are retained or rehired by Transferee or its manager on or after the Closing, at the option of Owner (i) Owner, Operating Lessee or Manager shall pay or cause to be paid on or before the Closing Date, or (ii) Summerfield as replacement manager shall assume the obligation to pay and Purchaser shall receive a corresponding credit on the appropriate closing statement (the “Employee Adjustments”) for, all costs and expenses associated with accrued but unpaid salary, wages and bonuses, accrued but unpaid profit sharing and pension, health and welfare benefits, accrued but unpaid fringe benefits, accrued but unpaid employee severance payments, and other accrued but unpaid compensation and fringe benefits, (including accrued but unpaid sick leave and vacation pay), in each case as of the Closing Date and to the extent that Transferee has an obligation or liability for such expenses on or following the Closing Date.

Owner and Operating Lessee shall be required to pay or cause to be paid all retail sales (as distinguished from any tax on the sale of any personal property effected pursuant to this Agreement), occupancy and liquor taxes and like impositions up to but not including the date of Closing. Any such taxes applicable to the Rooms Ledger shall be apportioned equally between Owner (or Operating Lessee) and Transferee.

If accurate allocations cannot be made at Closing because current bills are not obtainable (as, for example, in the case of utility bills and/or real estate or personal property taxes), the parties shall allocate such revenue or expenses at Closing on the best available information, subject to adjustment upon receipt of the final bill or other evidence of the applicable revenue or expense. The obligation to make the adjustment shall survive the closing of the transaction contemplated by this Agreement. Any revenue received or expense incurred by Owner or Operating Lessee or by Transferee with respect to a Hotel after the date of Closing shall be promptly allocated in the manner described herein and the parties shall promptly pay or reimburse any amount due. If Owner and Purchaser are unable to agree on the closing statement allocations on the Closing Date, the Closing shall occur and a preliminary closing statement shall be signed with respect to such amounts and issues that are agreed upon by Owner and Purchaser. With respect to any closing statement amounts or issues that are not agreed upon at Closing, Owner, Transferee and Purchaser shall thereafter work in good faith to resolve, allocate or prorate such amounts or issues; provided that if such amounts or issues are not fully agreed upon and paid within ten (10) days after the Closing, then, in such event, such amounts or issues shall be submitted to PricewaterhouseCoopers or another independent certified public accountant with a hospitality practice reasonably acceptable to Owner and Purchaser, for final resolution, and Owner, Transferee and Purchaser agree to be bound by the determination of such accountant. The costs and expenses incurred in connection with the services of such accountant shall be borne and paid equally by Purchaser and Owner. The provisions of this Section 7.6 shall survive the Closing.

If there be any tax certiorari proceedings or tax protest proceedings pending with respect to the Hotels, then after deducting the cost of such proceedings including attorneys’ fees, all benefits obtained including, without limitation, any tax refunds attributable to (i) any tax year ended prior to the Closing Date shall be the property of and shall be paid to Owner, (ii) any tax year commencing after the Closing Date shall be retained by Transferee and (iii) the tax year in which the Closing Date occurs shall be the property of and shall be paid to Owner subject to apportionment between Owner and Transferee as of the Closing Date. Owner reserves the right to prosecute any such proceedings for the tax year in which the Closing Date occurs and any preceding tax years by attorneys selected by Owner and to settle any such proceedings without the consent of Purchaser or Transferee. If requested by Owner, Transferee shall join as a party plaintiff in any such proceedings (at no cost to Purchaser or Transferee, except to extent that Transferee receives any benefits from such proceedings) and both Owner and Transferee shall be represented by Owner ‘s attorney in such proceedings. Transferee shall deliver to Owner, upon demand, receipted tax bills and cancelled checks used in payment of such taxes and shall execute any and all consents or other documents and do any act or thing necessary for the collection of such refund by Owner. If a Transferee receives any benefits to which Owner shall be entitled under this paragraph, such Transferee shall hold the same in trust for the benefit of Owner and promptly remit the same to Owner. If an Owner receives any benefits to which Transferee shall be entitled under this paragraph, such Owner shall hold the same in trust for the benefit of Transferee and promptly remit the same to Transferee.

Any amount due and owing Owner before the Closing by tenants under the Occupancy Agreements which are unpaid as of the Closing, are collectively herein called “Delinquent Amounts.” Rental and other payments received by Transferee or Owner from tenants shall be first applied toward the actual out-of-pocket costs of collection paid by Transferee if any, then toward the payment of rent and other charges owed to Transferee for the month in which the payment is received, then toward the payment of rent and other charges owed for the month in which the Closing occurs, in which case such payment shall be prorated to the Closing, then toward any Delinquent Amounts. Transferee may not waive any Delinquent Amounts nor modify an Occupancy Agreement so as to reduce amounts or charges owed under the Occupancy Agreements for any period in which Owner is entitled to receive a share of charges or amounts, without first obtaining Owner’s written consent. During the first twelve (12) months after the Closing, Owner shall have and reserves the right to pursue any remedy against any tenant owing Delinquent Amounts provided that (i) Owner shall notify Transferee of its intent to institute any legal proceeding relating thereto not less than twenty (20) days prior to the institution thereof, (ii) Owner shall not institute any legal proceedings for collection of Delinquent Amounts prior to the expiration of ninety (90) days following the Closing, (iii) Owner shall in no event institute any proceeding to evict or dispossess a tenant from the Hotel and (iv) Owner shall not take any action which would limit Transferee’s rights to pursue any remedy Transferee may have for any other default under any Occupancy Lease. Transferee may, by written notice to Owner within twenty (20) days of receipt of Owner’s notice, restrict Owner from collecting such Delinquent Amounts, but only if Transferee first pays Owner such Delinquent Amounts in exchange for Owner’s assignment to Transferee of all of Owner’s rights and causes of action with respect thereto. With respect to Delinquent Amounts owed by tenants who are no longer tenants of the Hotels as of the Closing, Owner shall retain all rights relating thereto.

Beginning no later than three (3) business days before the Closing Date, each Owner and Purchaser shall cooperate to prepare and provide to Title Company a preliminary statement of the prorated and adjusted items set forth above with respect to each Hotel.

Notwithstanding anything herein to the contrary, all payments to be made under the LEFTA Settlement Documents shall be payable to Wyndham or its designee. The foregoing provision shall survive Closing.

7.7 Safe Deposit Boxes. On the Closing Date, Owner shall cause Operating Lessee to cause Manager to make available to Purchaser at each Hotel all receipts and agreements in Manager’s possession relating to all safe deposit boxes in use at each Hotel, other than safes or lockboxes, if any, located inside individual guest rooms in each Hotel. Until five (5) calendar days after the Closing Date, each Transferor shall retain all keys to each safe deposit box at the applicable Hotel, all receipts, agreements or other written documents relating to such safe deposit boxes and a complete list of such safe deposit boxes identifying the name and room number of each depositor. On the Closing Date, each Transferor shall send written notices to all hotel guests who have reserved safe deposit boxes advising them of the sale of the Hotel to Transferee and the procedure to be followed pursuant to this Agreement and requesting removal and verification of the contents thereof within five (5) calendar days after the Closing Date. All such removals and verifications during the five (5) day period shall be under the supervision and control of a representative or representatives to be agreed upon by the parties hereto. Safe deposit boxes of guests who have not responded to such written notice by so removing and verifying the contents thereof shall be removed by the applicable Transferor and listed on a separate sheet at the end of the five (5) day period and signed jointly by the representatives of the applicable Transferor and Transferee effective as of the Closing Date. The applicable Transferor will remain solely responsible after the expiration of such five (5) day period for any missing items that guests subsequently claim were in the safe deposit boxes prior to the Closing Date and the Wyndham Parties hereby agree to indemnify and hold the transferees harmless from and against all claims, demands, suits, liability or judgments, including costs and attorney fees, in connection therewith. Each Transferee shall be solely responsible from and after the Closing Date for the verified contents of all such boxes, and such Transferee hereby agrees to indemnify and hold the applicable Transferor harmless from and against any and all claims, demands, suits, liability or judgments, including costs and reasonable attorneys’ fees, in connection therewith. The provisions of this Section 7.7 shall survive the Closing.

7.8 Inventory of Baggage. The representatives of Owner, Operating Lessee and/or Manager, and of Purchaser shall prepare an inventory of baggage at the Hotel as of 12:00 noon on the Closing Date (which inventory of baggage shall be binding on all parties thereto) of (i) all luggage, valises and trunks checked or left in the care of the Hotel by guests then or formerly in the Hotel, (ii) parcels, laundry, valet packages and other property of guests checked or left in the care of the Hotel by guests then or formerly in the Hotel (excluding, however, property in Hotel safe deposit boxes), (iii) all luggage or other property of guests retained by Owner as security for any unpaid accounts receivable, and (iv) all items contained in the Hotel lost and found. Purchaser and Transferee shall be responsible from and after the Closing Date for all baggage and other items listed in such inventory of baggage, and Purchaser and Transferee shall indemnify and hold Owner, Operating Lessee, Manager and any Affiliate thereof harmless from and against any claim, liability, cost or expense (including reasonable attorneys’ fees) incurred by them with respect thereto. The Wyndham Parties hereby agree to indemnify and hold Purchaser and Transferee harmless from any other liability or claims with respect to such inventory of baggage arising prior to the Closing Date. In addition, the Transferors shall be responsible for (i) baggage and property not listed in such inventory but alleged to have been left in custody at the applicable Hotel with respect to the period up to but not including the Closing Date and (ii) the contents of the baggage, and the Wyndham Parties hereby agree to indemnify and hold the applicable Transferee harmless from and against all claims, demands, suits, liability or judgments, including costs and attorney fees, in connection therewith. The provisions of this Section 7.8 shall survive the Closing.

7.9 Acquisition and Payment for Inventory. Owner agrees to sell to Transferee and Purchaser agrees to cause Transferee to purchase from Owner the Inventory as part of the Purchase Price. The parties hereto shall jointly take inventories of all Inventory as near as practical to the Closing Date.

7.10 Assumption. At Closing, Purchaser shall cause Transferee to assume all (i) obligations which Purchaser or Transferee expressly assumes under this Agreement, (ii) Advance Bookings, (iii) liabilities for which Purchaser or Transferee receives a credit on the closing statement or pursuant to any post-closing adjustments, and (iv) obligations under Permitted Title Exceptions which accrue to the period from and after the Closing Date, or which accrue to the period prior to the Closing Date and for which Purchaser or Transferee receives a credit on the closing statement or pursuant to any post-closing adjustments. The provisions of this Section 7.10 shall survive the Closing.

7.11 Escrow Agreement. At Closing, the Wyndham Parties shall deposit with Title Company a sum equal to $500,000.00 (the “Escrowed Funds”) to be held and disbursed in accordance with the Escrow Agreement for the performance of certain retaining wall repairs described therein. Wyndham and the applicable Owners agree to perform following Closing, in a commercially reasonable manner, the work described on Schedule 7 attached hereto. Notwithstanding anything herein or any of the Closing Documents to the contrary, the parties hereby agree that the Wyndham Parties are not transferring and the Transferees are not assuming any of the Operating Agreements related to the work to be performed by the Wyndham Parties pursuant to this Section 7.11 or the agreements described on Schedule 25 attached hereto. The provisions of this Section 7.11 shall survive the Closing.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Broker. The parties acknowledge that there is no real estate agent, broker or finder involved in this transaction. Purchaser warrants and represents to Transferors that Purchaser has not dealt with any real estate agent, broker or finder in connection with this transaction, nor has Purchaser been introduced to the Summerfield Interests or to Transferors by any other real estate broker, and Purchaser shall indemnify Transferors and hold Transferors harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any other person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with Purchaser, or as a result of having introduced Purchaser to Transferors or to the Summerfield Interests. In like manner, the Wyndham Parties warrant and represent to Purchaser that the Wyndham Parties have not dealt with any real estate agent, broker or finder in connection with this transaction, nor have the Wyndham Parties been introduced to Purchaser by any other real estate agent, broker or finder, and the Wyndham Parties shall indemnify Purchaser and save and hold Purchaser harmless from and against any claims, suits, demands or liabilities of any kind or nature whatsoever arising on account of the claim of any person, firm or corporation to a real estate brokerage commission or a finder’s fee as a result of having dealt with the Wyndham Parties in connection with this transaction or as a result of having introduced the Wyndham Parties to Purchaser. The provisions of this Section 8.1 shall survive the Closing and any termination of this Agreement.

8.2 Bulk Sale and Tax Clearance Certificates. Transferors and Purchaser acknowledge that they do not intend to comply with and have agreed to waive the provisions of any statutory bulk sale or similar requirements applicable to the transaction to be effected by this Agreement, nor shall any sale and occupancy or similar tax clearance certificates shall be obtained in connection with the Closing, and in both cases, Transferors and Purchaser agree to rely upon the adjustment and indemnification provisions of this Agreement to address any matters that would otherwise be subject to such bulk sale or other requirements or provided for in such tax clearance certificates.

8.3 Confidentiality. Except as hereinafter provided, Purchaser, and the Wyndham Parties and their respective Affiliates shall keep the terms, conditions and provisions of this Agreement confidential. None of Lehman Brothers Real Estate, Purchaser, and the Wyndham Parties and their respective Affiliates shall make any public announcements of the terms or conditions of this Agreement unless Wyndham and Lehman Brothers Real Estate first reasonably approves of same in writing, nor shall any of them disclose the terms, conditions and provisions of this Agreement, except to persons who, in the reasonable business judgment of Purchaser, or the Wyndham Parties or their respective Affiliates, as applicable, “need to know” for the purpose of evaluating or effecting the transactions contemplated by this Agreement, and who are instructed to keep such information confidential, such as their respective officers, directors, employees, attorneys, accountants, engineers, surveyors, consultants, financiers, partners, investors, potential lessees and bankers and such other third parties whose assistance is required in connection with the consummation of this transaction (collectively, “Representatives”); provided, however, that information or documents shall not be subject to the provisions of this Section 8.3 if, not otherwise in violation of this Section 8.3, such information or documents, (i) were or become(s) generally available to the public, (ii) were or become(s) available to Purchaser or its Affiliates on a non-confidential basis from a source other than the Wyndham Parties or any of their Affiliates, or (iii) were or are developed by Purchaser or its Affiliates without using or relying on any information or documents otherwise covered by the provisions of this Section 8.3. If the Closing occurs, the parties may either make a joint press release, or each party may make an individual press release that is mutually and reasonably agreed to by the other party; provided, that if the parties fail to agree on the contents of a joint press release or separate press releases, each party may nevertheless make its own individual press release, provided the other party shall be given a reasonable opportunity to make, on the date of such individual press release, its own individual press release, and copies of each such individual press release shall be delivered to the other party prior to being made. Notwithstanding anything herein to the contrary, it is acknowledged that each of the Wyndham Parties and Purchaser are, or are affiliates of, publicly traded companies; consequently, each of the Wyndham Parties, Purchaser and their Affiliates shall have the absolute and unbridled right to disclose any information regarding the transaction contemplated by this Agreement required by law or as determined to be necessary or appropriate by such Party’s attorneys to satisfy disclosure and reporting obligations of any of the Wyndham Parties, Purchaser or their Affiliates. Furthermore, any of the Wyndham Parties and

Purchaser may disclose any information related to the transaction contemplated by this Agreement to a Person (the “Acquisition Target”) which such Wyndham Party or Purchaser or its respective Affiliates intend to acquire or be acquired by via merger, takeover, or otherwise. The dissemination of information shall, however, be contingent upon the execution of a confidentiality agreement by and between such Wyndham Party or Purchaser, as the case may be, (or its Affiliate) and the Acquisition Target. The terms of this Section 8.3 shall supersede the Confidentiality Agreement, to the extent such confidentiality agreements relate or refer, directly or indirectly, to the transactions contemplated by this Agreement. The provisions of this Section 8.3 relating to press releases shall survive the Closing and all the provisions of this Section 8.3 shall survive a termination of this Agreement for a period of nine (9) months after such termination; provided, however, that any liabilities or obligations of Lehman Brothers Real Estate, Purchaser, the Wyndham Parties and their Affiliates, parents, or subsidiaries that may have accrued or arisen under any confidentiality agreements prior to the Closing Date shall survive such confidentiality agreements being superceded hereby.

If Purchaser, or any of the Wyndham Parties or their Affiliates or any of their Representatives is required by any subpoena, interrogatories, request for production, or other legal process or by any Applicable Laws to disclose any confidential information, the affected party, will give the other parties prompt written notice of the requirement and will cooperate with the other parties so that the other parties, at its expense, may seek an appropriate protective order. In the absence of a protective order, the party required to disclose, including any Representatives, may disclose only such confidential information as may be necessary to avoid any penalty, sanction, or other material adverse consequence, and the party required to disclose will use reasonable efforts to secure confidential treatment of any confidential information so disclosed.

Purchaser, and the Wyndham Parties and their Affiliates and their Representatives are cautioned that United States securities laws restrict the purchase and sale of securities by anyone who possesses non-public information about the issue of such securities. The Wyndham Parties acknowledge that Purchaser and its Affiliates, on behalf of their clients, actively trade in real estate securities, and that Purchaser’s and its Affiliates’ employees may also trade in real estate securities for their own accounts. Nothing contained herein shall preclude Purchaser or any of its Affiliates, on behalf of their clients (other than a client on whose behalf they are considering the transaction contemplated by this Agreement), or Purchaser’s or its Affiliates’ employees (other than those employees involved in the proposed transaction contemplated by this Agreement, including, without limitation, its underwriting or evaluation), subject to prohibitions imposed by applicable laws relating to trading of securities while in possession of material, non-public information, from trading in the securities of Wyndham or any of its Affiliates. Furthermore, nothing contained herein shall preclude Purchaser or its Affiliates, on behalf of their clients, and/or Purchaser’s or its Affiliates’ employees from exercising, in its or their ordinary course of business, subject to applicable laws, any rights incident to the ownership of securities, such as (without limitation) the right to vote any such securities as it or they determine.

The Purchaser Parties and the Wyndham Parties stipulate that the breach of the provisions of this Section 8.3 by the other party or its respective Affiliates or Representatives may cause irreparable harm to the non-breaching party for which damages may not constitute an adequate remedy. Accordingly, the parties agree that any attempted, threatened, or actual breach of the provisions of this Section 8.3 by one party or its Affiliates or Representatives may be enjoined by an appropriate court order or judgment. The parties waive any requirement for the posting of a bond or other security as a condition to such court order or judgment. Injunctive relief will not be the sole remedy of the non-breaching party for a breach of the provisions of this Section 8.3, and all legal and equitable remedies will continue to be available to the non-breaching party. If the non-breaching party is the prevailing party in any litigation relating to the breach of the provisions of this Section 8.3 by the other parties or their Affiliates or Representatives, the non-breaching parties will be entitled to recover (in addition to any damages or other relief granted) their reasonable legal fees and other expenses in connection with such litigation.

Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, any and all obligations of confidentiality contained herein and therein (the “Confidentiality Obligations”), as they relate to the transactions and events contemplated by this Agreement (collectively, the “Transaction”), shall not apply to the “structure or tax aspects” (as that phrase is used in Section 1.6011-4T(b)(3) [or any successor provision] of the Treasury Regulations [the “Confidentiality Regulation”] promulgated under Section 6011 of the Internal Revenue Code of 1986, as amended) of the Transaction; provided, however, that the Confidentiality Obligations nevertheless shall apply at a given time to any and all items of information not required to be freely disclosable at such time in order for the Transaction not to be treated as “offered under conditions of confidentiality” within the meaning of the Confidentiality Regulation.

8.4 Liquor Licenses. To the extent permitted by law, Owner or Operating Lessee shall transfer or cause to be transferred to Transferee or its designee (each, an “Operator”) all alcoholic beverage licenses necessary to operate the restaurant, bars and lounges presently located within a Hotel (and, notwithstanding anything to the contrary herein or elsewhere, to the extent that applicable laws prohibit the transfer of any portion of Inventory connected with the same, then the transfer of Inventory shall be appropriately limited or reduced as necessary to comply with such applicable laws without otherwise delaying Closing or reducing the Purchase Price, and such matters shall in no event constitute any breach or default by Owner or any failure of a condition hereunder). Owner (and Operating Lessee and their Affiliates) and Transferee shall cooperate each with the other, and each shall execute or cause to be executed such transfer forms, license applications and other documents as may be necessary to effect such transfers and/or to permit Transferee to obtain new alcoholic beverage licenses. If permitted under the laws of the jurisdiction in which a Hotel is located, such parties shall execute or cause to be executed and file all necessary transfer forms, applications and papers with the appropriate alcoholic beverage authorities prior to Closing, to the end that the transfer of the existing licenses (and/or such related Inventory) or Transferee’s obtaining new licenses shall take effect, if possible, on the Closing Date, simultaneously with Closing. If not so permitted, then the parties agree each with the other that they will promptly execute or cause to be executed all transfer forms, applications and other documents required by the liquor authorities in order to effect such transfer or issuance of new licenses at the earliest date in time possible consistent with the laws of the State where a Hotel is located, in order that all existing alcoholic beverage licenses (and/or such related Inventory) may be transferred or new alcoholic beverage licenses issued to Transferee or its designee at the earliest possible time. Purchaser acknowledges that the transfer or issuance to Transferee of any alcoholic beverage license is not a condition of Purchaser’s obligation to proceed to Closing.

If such licenses cannot be obtained by Operator until after Closing, then, to the extent permitted by Applicable Laws, Owner covenants and agrees that Owner and its Affiliates shall cooperate reasonably with Operator in keeping open the bars and lounges and other liquor facilities of the Hotels between the Closing and the time when such alcoholic beverage licenses and permits are obtained by Operator, or a period not to exceed one hundred eighty (180) days following the Closing Date, whichever is less, pursuant to a “Liquor License Agreement” in the form attached hereto as Exhibit M (or a modification of such form in a manner reasonably satisfactory to Owner and Purchaser to the extent required by Applicable Law of any applicable jurisdiction). The provisions of this Section 8.4 shall survive the Closing.

8.5 Owner’s Accounts Receivable. It is expressly agreed by and between Purchaser and Owner that Owner is not hereby agreeing to sell or convey or cause to be sold or conveyed to Purchaser or Transferee, and Purchaser is not hereby agreeing to purchase any of Owner’s or Operating Lessee’s accounts receivable, except as otherwise provided in Section 7.6 above. Subject to the preceding sentence, all of Owner’s and Operating Lessee’s accounts receivable shall be and remain the property of Owner and Operating Lessee subsequent to the Closing of the transaction contemplated hereby. Purchaser and Transferee shall hold any funds received by Purchaser as payment of such accounts receivable in trust, if Purchaser actually collects any such amounts, and shall pay the monies collected in respect thereof to Owner and Operating Lessee at the end of each calendar month, accompanied by a statement showing the amount collected on each such account. Purchaser shall cause Transferee to use commercially reasonable efforts to collect Owner’s and Operating Lessee’s accounts receivable, but shall not be required to take any legal proceeding or action to effect collection on behalf of Owner or Operating Lessee, provided, however, that no Transferee shall be obligated to any Owner in any way for the collection of such accounts other than for the actual accounting and remittance to such Owner of the money actually received from such accounts receivable subsequent to the Closing Date. The provisions of this Section 8.5 shall survive the Closing.

ARTICLE IX

DEFAULT; TERMINATION RIGHTS

9.1 Costs and Attorneys’ Fees. In the event of any litigation or dispute between the parties arising out of or in any way connected with this Agreement, resulting in any litigation, then the prevailing party in such litigation shall be entitled to recover its costs of prosecuting and/or defending same, including, without limitation, reasonable attorneys’ fees at trial and all appellate levels. The provisions of this Section 9.1 shall survive the Closing or any termination of this Agreement.

9.2 Limitation of Liability. Notwithstanding anything herein to the contrary, the liability of each party hereto resulting from the breach or default by such party shall be limited to direct actual damages incurred by the injured party and each party hereto hereby waives its rights to recover from the other party consequential, punitive, and exemplary damages. The provisions of this Section 9.2 shall survive the Closing or any termination of this Agreement.

9.3 Other Remedies. Any claim for any breach or inaccuracy of a representation or warranty made or contained (or deemed contained) in Article III of this Agreement, shall survive Closing indefinitely as to the representations and warranties made or contained (or deemed contained) in Section 3.1A, Section 3.2A, Section 3.3A, Section 3.20A, Section 3.1B, Section 3.2B, Section 3.5B, and Section 3.23B hereof, or shall survive Closing for one (1) year as to all other representations and warranties made and contained (or deemed contained) in Article III of this Agreement, after which such representations and warranties shall merge into the Closing Documents (collectively, the “Surviving Representations”), except for any breach or inaccuracy of any representation or warranty contained (or deemed contained) in Article III of this Agreement of which Purchaser has knowledge as of the Closing Date, which breach or inaccuracy shall be deemed waived. Any claim arising out of a default in the performance by any of the Wyndham Parties of any of its or their obligations under this Agreement to be performed on or prior to Closing shall survive Closing for one (1) year, after which such obligations shall merge into the Closing Documents (a “Surviving Covenant”), except for any default in the performance by any of the Wyndham Parties of any of its or their obligations under this Agreement to be performed on or prior to Closing of which Purchaser has knowledge as of the Closing Date, which default shall be deemed waived. Covenants which by their terms are performable following Closing shall not be subject to the terms of this Section 9.3.

Any claim (a “Survival Claim”) arising out of (i) a breach of a Surviving Representation (other than for the representations and warranties made in Section 3.1A, Section 3.2A, Section 3.3A, Section 3.20A, Section 3.1B, Section 3.2B, Section 3.5B, and Section 3.23B hereof), or (ii) a default of a Surviving Covenant, shall be forever barred unless the applicable Purchaser Party, as its sole and exclusive remedy for a Survival Claim, (a) no later than ninety (91) days following the expiration of such one (1) year survival period delivers to Wyndham a written notice of the Survival Claim setting forth the basis for such Survival Claim (including copies of any summons, complaint or other pleading which may have been serviced on it and any written claim, demand, invoice, billing or other document evidencing or asserting same), and (b) if the Survival Claim has not been paid or settled, then no later than two (2) years and one (1) day following the Closing Date, files a complaint or petition against any of the Wyndham Parties alleging such Survival Claim in an appropriate Federal district or state court in Dallas County, Texas or New York County, New York. The Wyndham Parties and their Affiliates shall have no liability for any individual Survival Claim or series of substantially related Survival Claims with respect to any Summerfield Interest (and each such Survival Claim or series of substantially related Survival Claims shall be disregarded hereunder) that Purchaser and/or any Purchaser Party may have at any time against any of the Wyndham Parties and their Affiliates if the actual damages suffered by Purchaser and/or any Purchaser Party from such individual Survival Claim or series of substantially related Survival Claims does not exceed $50,000.00. Further, the Wyndham Parties and their Affiliates shall have no liability for any Survival Claim for a breach of Surviving Representation or a default under a Surviving Covenant that is not disregarded pursuant to the preceding sentence unless the aggregate of all actual damages suffered by Purchaser and/or any Purchaser Party for all Survival Claims for a breach of Surviving Representation or a default under a Surviving Covenant (that are not disregarded because they each exceed $50,000.00) exceeds $1,000,000.00. The Wyndham Parties’ and their Affiliates’ aggregate liability for any actual damages suffered by Purchaser and/or any Purchaser Party for any Surviving Claims(s) including for all Surviving Representations and all Surviving Covenants (that are not disregarded because they each exceed $50,000.00) shall in no event exceed $5,000,000.00 in the aggregate (without deduction for the first $1,000,000.00 of such damages for breaches of any Surviving Representations or Surviving Covenants, which shall be borne by Purchaser and/or Purchaser Parties (and for which the Wyndham Parties and their Affiliates shall not have liability)).

The provisions of this Section 9.3 shall survive the Closing.

9.4 Indemnities. Except for obligations expressly assumed or agreed to be assumed by Purchaser, Transferee and/or their respective Affiliates hereunder or in any documents delivered pursuant to Sections 7.3 or 7.4 hereof, neither Purchaser or Transferee nor any Affiliate of Purchaser or Transferee is assuming any obligations to third parties of Wyndham Parties, nor any liability to third parties for claims arising out of any act, omission or occurrence which is attributable to periods prior to the Closing Date (other than as to the physical or environmental condition of the Hotels existing on the Closing Date), and Wyndham Parties shall jointly and severally defend, indemnify and hold Purchaser, Transferee, Purchaser’s Operating Lessees and/or their respective Affiliates harmless from and against any and all claims, costs, penalties, damages, losses, liabilities and expenses (including reasonable attorneys’ fees) (collectively, “Damages”) that may at any time be incurred by any of them to any third party with respect to any Hotel to the extent as a result of (1) obligations of Wyndham Parties which are attributable to the period prior to the Closing Date and which are not expressly assumed or agreed to be assumed by Purchaser, Transferee and/or their respective Affiliates hereunder (other than as to claims of or Damages to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and other than as to and excluding liabilities or claims for remediation pertaining to the physical or environmental condition of the Hotels prior to the Closing Date), (2) liability or claims arising out of any acts, omissions or occurrences (other than as to and excluding liabilities to or claims of a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and other than as to and excluding liabilities or claims for remediation pertaining to the physical or environmental condition of the Hotels prior to the Closing Date), which are attributable to the period prior to the Closing Date, and which are not expressly assumed or agreed to be assumed by Purchaser, Transferee and/or their respective Affiliates hereunder or (3) the failure of the parties to this Agreement to comply with any of the requirements of the bulk transfer provisions of the Uniform Commercial Code in effect in the states in which the Hotels are situated (other than as to and excluding claims, liabilities, duties or obligations of or to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and other than as to and excluding claims or Damages for or pertaining to remediation of the physical or environmental condition of the Hotels prior to the Closing Date). The Wyndham Parties shall jointly and severally assume, defend, indemnify and hold Purchaser No. 1 and the Summerfield Entities harmless from and against any Damages that may at any time be incurred by any of them to the extent of, obligations of the Summerfield Entities which are attributable to the period prior to the Closing Date (other than as to and excluding liabilities to or claims of a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and other than as to and excluding liabilities or claims for remediation pertaining to the physical or environmental condition of the Hotels prior to the Closing Date). The Wyndham Parties shall jointly and severally defend, indemnify and hold Purchaser No. 1 and the Summerfield Entities harmless from and against any Damages that may at any time be incurred by any of them to the extent of obligations of SFMB which are attributable to (x) any of the agreements set forth on Schedule 2 attached hereto and the liquor licenses related thereto, regardless of whether they arise prior to or after the Closing Date or (y) any other liabilities or agreements of SFMB existing prior to the Closing Date; provided however in no event shall the Wyndham Parties have liability for obligations assumed or created from and after the Closing Date. Wyndham, by way of subrogation from SFMB, shall have the right to pursue any indemnity provisions contained in the agreements described on Schedule 2 to recover any payments made pursuant to the foregoing indemnity and Purchaser shall execute and cause its Affiliates to execute any documents required to permit Wyndham to pursue such subrogation rights.

Purchaser and Transferees shall jointly and severally defend, indemnify and hold the Wyndham Parties and their Affiliates harmless from and against any and all Damages that may at any time be incurred by any of them to any third party to the extent as a result of (1) obligations of Purchaser, Transferee and their respective Affiliates which are attributable to the period from and after the Closing Date (except as to claims of or Damages to a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and except as to claims or Damages for or pertaining to remediation of the physical or environmental condition of the Hotels existing on the Closing Date, unless expressly assumed or agreed to be assumed by Purchaser, Transferee and/or their respective Affiliates hereunder), (2) liability or claims arising out of any acts, omissions or occurrences which are attributable to the period from and after the Closing Date, in each case in connection with the Hotels (except as to liabilities to or claims of a Governmental Authority arising out of or resulting from or relating to the physical condition or environmental condition of the Hotels prior to the Closing Date and except as to claims or Damages for or pertaining to remediation of the physical or environmental condition of the Hotels prior to the Closing Date, unless expressly assumed or agreed to be assumed by Purchaser or its Affiliates hereunder), (3) any Damages or any lien or claim therefor, to the extent arising from any tests and investigations conducted by any Purchaser Party prior to Closing or other acts or omissions on or about the Hotels by Purchaser or any Purchaser Parties prior to Closing, but excluding any such loss, liability, personal injury or death, damage, cost or expense if and to the extent caused solely by the negligence or willful misconduct of Wyndham or Transferor or their respective Affiliates or (4) obligations which are expressly assumed or agreed to be assumed by Purchaser, Transferee and/or their respective Affiliates hereunder.

Wyndham Parties shall also jointly and severally defend, indemnify and hold Purchaser and Summerfield Real Estate Company No. 2 harmless from and against Damages that may be incurred by them with respect to the existence of any matter or matters which results in the Title Company validly and rightfully denying liability under the Title Policy issued by the Title Company on the Miami Summerfield on the ground that, at the date of the Title Policy, knowledge of such matter or matters is imputed to Summerfield Real Estate Company No. 2 or Purchaser from PAHP by operation of law (as opposed to actual knowledge of Purchaser). Such Damages shall be limited to the type and shall not exceed the amount which the Title Company would have liability to pay to Summerfield Real Estate Company No. 2 but is not obligated to pay solely on account of knowledge of such matter or matters being validly and rightfully imputed to Summerfield Real Estate Company No. 2 or Purchaser from PAHP.

Upon the occurrence of any event giving rise to a claim for indemnification (an “Indemnification Claim”) under any provision of this Agreement or any Closing Document, the party seeking indemnification (the “Indemnified Party”) shall promptly notify the other party (the “Indemnitor”) of such Indemnification Claim and provide the Indemnitor with copies of any documents describing or otherwise bearing on the subject matter of such indemnification obligation; provided, however, that the failure to notify Indemnitor shall not relieve Indemnitor from any liability which Indemnitor may have under the Indemnification Claim except to the extent that it has been materially prejudiced by such failure. Indemnitor shall be entitled to participate in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnitor to the Indemnified Party of its election to assume the defense of such claim, action, suit or proceeding, Indemnitor shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof except as provided in the following sentence. The Indemnified Party shall have the right to employ separate counsel in any such claim, action, suit or proceeding and to participate in the defense thereof but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment thereof has been specifically authorized by the Indemnitor in writing, or (ii) there is, in the reasonable opinion of independent counsel, a conflict concerning any material issue between the position of the Indemnitor and the Indemnified Party, in which case if the Indemnified Party notifies Indemnitor in writing that it elects to employ separate counsel at the expense of Indemnitor, then Indemnitor shall not have the right to assume the defense of the claim, action, suit or proceeding on behalf of the Indemnified Party, but in such event the Indemnitor shall not be required to pay the charges and expenses of counsel other than (i) counsel retained by Indemnitor to assume the defense of one or more Indemnified Parties and (ii) one separate counsel retained by all other Indemnified Parties. Nothing set forth herein is intended to or shall impair the right of any Indemnified Party to retain separate counsel at its own expense. If the Indemnitor does not elect to engage attorneys or other persons to defend against such claim, action, suit or proceeding, the Indemnitor shall pay the reasonable charges and expenses of such attorneys and other persons as are engaged by the Indemnified Party on a current basis within thirty (30) days after submission of invoices or bills therefor, provided that the Indemnified Party shall promptly repay to the Indemnitor the amount of any such charges and expenses if it is ultimately determined that the Indemnified Party was not entitled to be indemnified in connection with such matter. The Indemnitor will not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of the Indemnification Claim unless, (i) Indemnitor shall have given the Indemnified Party reasonable prior written notice thereof and shall have obtained an unconditional release of the Indemnified Party reasonably satisfactory to the Indemnified Party from all liability arising out of such claim, action, suit or proceeding, or (ii) Indemnitor reaffirms in writing its indemnity obligations hereunder regardless of Applicable Laws to the contrary. As long as Indemnitor has complied with its obligations to defend and indemnify, Indemnitor shall not be liable for any settlement made by the Indemnified Party without the consent of Indemnitor (which consent shall not be unreasonably withheld or delayed).

The provisions of this Section 9.4 shall survive the Closing and, only as to any indemnification obligation under this Agreement which survives a termination of this Agreement,

any termination of this Agreement. Claims pursuant to the foregoing indemnity shall not be subject to the limitations set forth in Section 9.3.

ARTICLE X

MISCELLANEOUS PROVISIONS

10.1 Completeness; Modification. This Agreement constitutes the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

10.2 Intentionally Omitted.

10.3 Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted respective successors and assigns.

10.4 Days. If any action is required to be performed, or if any notice, consent or other communication is given, on a day that is a Saturday or Sunday or a legal holiday in the jurisdiction in which the action is required to be performed or in which is located the intended recipient of such notice, consent or other communication, such performance shall be deemed to be required, and such notice, consent or other communication shall be deemed to be given, on the first business day following such Saturday, Sunday or legal holiday. Unless otherwise specified herein, all references herein to a “day” or “days” shall refer to calendar days and not business days.

10.5 Governing Law. This Agreement and all documents referred to herein shall be governed by and construed and interpreted in accordance with the laws of the state of Texas without regard to its principles of conflicts of law. The parties hereby waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other in respect of any matter arising out of or in connection with this Agreement. All disputes, litigation, proceedings or other legal actions by a party to this Agreement in connection with or relating to this Agreement or any matters described or contemplated in this Agreement shall be instituted in the courts of (i) the State of Texas sitting in Dallas County, Texas, (ii) the United States sitting in the Northern District of Texas, (iii) the State of New York sitting in New York County, New York or (iv) the United States sitting in the Southern District of New York. Each party to this Agreement irrevocably submits to the exclusive jurisdiction of the courts of the State of Texas sitting in Dallas County, Texas, the United States sitting in the Northern District of Texas, the State of New York sitting in New York County, New York and of the United States sitting in the Southern District of New York in connection with any such dispute, litigation, action or proceeding arising out of or relating to this Agreement. Each party further agrees that any service of process or summons in connection with any such dispute, litigation, action or proceeding may be served on it by mailing a copy of such process or summons in the manner required by applicable law.

PURCHASER AND THE WYNDHAM PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY ANY OF THE PARTIES HERETO AGAINST ANY OF THE OTHERS ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTION WITH THIS AGREEMENT, OR FOR THE ENFORCEMENT OF ANY REMEDY IN CONNECTION HEREWITH. THE PROVISIONS OF THIS SECTION 10.5 SHALL SURVIVE THE CLOSING.

10.6 Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signature on behalf of both parties hereto appear on each counterpart hereof. All counterparts hereof shall collectively constitute a single agreement. Telecopied signatures shall have the same valid and binding effect as original signatures.

10.7 Severability. If any term, covenant or condition of this Agreement, or the application thereof to any person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, shall not be affected thereby, and each term, covenant or condition of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

10.8 Costs. Regardless of whether Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto shall be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees of attorneys, engineers and accountants.

10.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand, transmitted by facsimile transmission, sent prepaid for next-day delivery by Federal Express (or a comparable overnight delivery service) or sent by the United States mail, certified, postage prepaid, return receipt requested, at the addresses and with such copies as designated below. Any notice, request, demand or other communication delivered or sent in the manner aforesaid may be given by the party required to give such notice or its attorney, and shall be deemed given or made (as the case may be) when actually delivered to or refused by the intended recipient.

If to the Wyndham Parties:	c/o Wyndham International, Inc.
1950 Stemmons Freeway, Suite 6001
Dallas, Texas 75207
Attn.: General Counsel
With a copy to: Attention: President
Facsimile: (214) 863-1986

and:	Akin, Gump, Strauss, Hauer & Feld, L.L.P.
1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201-4675
Attn.: Carl B. Lee, P.C. and Andrew S. Cohen
Facsimile: (214) 969-4343

If to Purchaser:	Sum Business Holdings, LLC
c/o The Gencom Group
1221 Brickell Avenue, Suite 900
Miami, Florida 33131
Attention: Karim Alibihai
Facsimile: (305) 442-7809

Sum Mezz, LLC
c/o The Gencom Group
1221 Brickell Avenue, Suite 900
Miami, Florida 33131
Attention: Karim Alibihai
Facsimile: (305) 442-7809

With a copy to:	Lehman Brothers Real Estate Partners, L.P.
399 Park Avenue, 8th Floor
New York, New York 10022
Attention: Michael Barr
Facsimile: (646) 758-3922

Herrick, Feinstein LLP
2 Park Avenue
New York, New York 10016-9301
Attention: Carl Schwartz and Bradley E. Turk
Facsimile: (212) 592-1500

If to Title Company:	Lawyers Title Insurance Corporation
655 Third Avenue
New York, New York 10017
Attention: Michael Bebon
Facsimile: (212) 949-2438

or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and Title Company in a manner described in this Section.

10.10 Intentionally Omitted.

10.11 Incorporation by Reference. All of the exhibits and schedules attached hereto are by this reference incorporated herein and made a part hereof.

10.12 Further Assurances. The Wyndham Parties and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein provided that compliance with the provision of this Section 10.12 shall not increase the liability of the complying party.

10.13 No Partnership. This Agreement does not and shall not be construed to create a partnership, joint venture or any other relationship between the parties hereto except as otherwise contemplated by this Agreement and except for the relationship of seller and purchaser specifically established hereby.

10.14 Time of Essence. Time is of the essence with respect to every provision hereof.

10.15 Signatory Exculpation. The signatory(ies) for Purchaser and the Wyndham Parties is/are executing this Agreement in his/their capacity as representative of such party and not individually and, therefore, shall have no personal or individual liability of any kind in connection with this Agreement and the transactions contemplated by it.

10.16 Rules of Construction. The following rules shall apply to the construction and interpretation of this Agreement, unless otherwise indicated by the context:

(a) Singular words shall connote the plural number as well as the singular and vice versa, and the masculine shall include the feminine and the neuter.

(b) All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(c) The table of contents and headings contained herein are solely for convenience of reference and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

(d) Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement and have participated in the preparation of this Agreement, and therefore any usual rules of construction requiring that ambiguities are to be resolved against a particular party shall not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

10.17 No Recording. Neither this Agreement nor any memorandum hereof, or any other instrument intended to give notice hereof (or which actually gives notice hereof) shall be recorded.

10.18 Facsimile Signatures. The execution of this Agreement and all notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature.

10.19 Intentionally Omitted.

10.20 Survival. The provisions of this Article X shall survive Closing. Unless otherwise expressly provided in this Agreement and except as expressly provided in Section 9.3 hereof, all of the representations and warranties and covenants of the parties contained in this Agreement shall not survive the Closing and shall merge into the Closing Documents. Upon Closing, any breach or default of any such representations or warranties or covenants that do not expressly survive the Closing, whether known or unknown, shall be deemed waived by the Closing.

10.21 Guaranteed Obligations. Purchaser hereby jointly and severally guarantee to Summerfield, Transferors and Wyndham the prompt and full payment and performance when due of all obligations and indemnities of any permitted assignees or designees of Purchaser (the “Assignees”) under this Agreement or any document delivered by any Assignees pursuant to or in connection with this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including those which by their terms, survive the Closing. Purchaser hereby jointly and severally guarantee to the Wyndham Parties the prompt and full payment and performance when due of all obligations and indemnities of Transferees under this Agreement or any document delivered by any Assignees pursuant to or in connection with this Agreement, whether direct or indirect, absolute or contingent, due or to become due, to the extent arising from and after Closing hereunder. The Wyndham Parties, in their sole discretion, may proceed against any Purchaser with or without having first instituted any demand or action against, or having obtained or executed upon any judgment against the other Purchaser, any Transferees or any Assignees. The foregoing guarantee is a guaranty of payment and performance, not collection, and are intended to be and shall be construed to be a continuing irrevocable guaranty.

Wyndham hereby guarantees to Purchaser and Transferees the prompt and full payment and performance when due of all obligations and indemnities of Wyndham Parties to Purchaser in under this Agreement or in any document delivered pursuant to or in connection with this Agreement, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, including those which by their terms, survive the Closing. The foregoing guaranty is a guaranty of payment and performance, not collection, and is intended to be and shall be construed to be a continuing irrevocable guaranty. Purchaser and Transferee, in their sole discretion, may proceed against Wyndham with or without having first instituted any demand or action against, or having obtained or executed upon any judgment against any other Wyndham Party.

[Signature Page Follows]

IN WITNESS WHEREOF, Wyndham, Summerfield, Transferor and Purchaser have caused this Agreement to be executed in their names by their respective duly authorized representatives.

Wyndham International, Inc., a Delaware corporation

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Summerfield Hotel Company, L.P., a Kansas limited partnership

By:	PAH – Summerfield, LLC, a Delaware limited liability company, its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

	Date:	December 22, 2004

TRANSFEROR:

Patriot American Hospitality Partnership, L.P., a Virginia limited partnership

By:	PAH GP, Inc., its general partner

	By:	/s/ Gregory Moundas
	Name:	Gregory Moundas
	Title:	Vice President

	Date:	December 22, 2004

S-Seattle, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Date:	December 22, 2004

Summerfield Hanover Owner, LLC, a Delaware limited liability company

By:	/s/ Gregory Moundas
Name:	Gregory Moundas
Title:	Vice President

Date:	December 22, 2004

PURCHASER:

Sum Business Holdings, LLC, a Delaware limited liability company

By:	/s/ Michael Barr
Name:	Michael Barr
Title:	Authorized Signatory

Date:	December 22, 2004

Sum Mezz, LLC, a Delaware limited liability company

By:	/s/ Michael Barr
Name:	Michael Barr
Title:	Authorized Signatory

Date:	December 22, 2004

TITLE COMPANY:

LAWYERS TITLE INSURANCE CORPORATION

By:

Name:

Title:

Date:

Exhibits

A – Land
B – Form of Summerfield Holding Entity Assignment and Redemption Agreement
C – Form of Deed
D – Form of Bill of Sale
E – Form of Assignment and Assumption Agreement
F – Form of Assignment of Occupancy Agreements
G – Form of FIRPTA Certificate
H – Form of Replacement Franchise Agreements
I – Form of Replacement Management Agreements
J – Form of Services Agreements
K – Form of Summerfield Holding Limited Liability Company Agreement
L – Form of Summerfield Partnership Agreement
M – Form of Liquor License Agreement
N – Form of Escrow Agreement
O – Capitalization Matters
P – Intentionally Omitted
Q – Form of Assignment of Permits

Schedules

1 – Selling Transferors and Hotels
2 – SFMB Agreements
3 – Summerfield License Agreements
4 – Operating Leases
5 – Permitted Title Exceptions
6 – Purchase Price Allocation
7 – Post-Closing Construction Obligations
8 – Closing Cost Allocations
9 – PAHP, LP’s Hotels
10 – Other Summerfield Agreements
11 – Leased Property Agreements

12 – Occupancy Agreements
13 – Hotel Allocations
14 – Financial Statements of Hotels
15 – Financial Statements of Summerfield
16 – National Contracts
17 – Consents
18 – List of Certain Submission Matters
19 – Operating Agreements
20 – Off-Site Facility Agreements
21 – Trademark Registrations
22 – Environmental Reports
23 – Engineering Reports
24 – Critical Dates Schedules